UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )
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☐    Soliciting Material Pursuant to §240.14a-12

PILGRIM’S PRIDE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Pilgrim’s Shareholders:
The year 2020 presented one of the most significant business challenges across many industries here in the United States and globally. Safety is paramount at Pilgrim’s and our team members responded admirably to the unprecedented conditions, guided by three principles: an uncompromising commitment to the safety of our team members; recognizing and embracing our responsibility to provide quality food for the world; and endeavoring to provide continued employment opportunities and benefits to our team members during a time of unprecedented economic upheaval.
We are continuously adapting our global operations to the changes in customer demand, while adjusting our facilities to be able to maintain operations at all our plants, diligently implementing precautionary and proactive steps to better safeguard the health and wellness of each team member. Countering the significant challenges of 2020, our portfolio strategy has continued to generate strong relative performance, outpace the competition and deliver solid results for the full-year. These results were driven by our resilient business models across all business units, including the United States, Mexico and Europe. The unique challenges as a result of Covid-19 presented an opportunity to demonstrate the value and strength of Pilgrim’s well-diversified portfolio strategy, and our ability to generate more consistent results despite specific volatility in our markets. We are continuing to further evolve our strategy of developing a differentiated portfolio of diverse, complementary business models, while continuing to relentlessly pursue operational excellence, becoming a more valued partner with our Key Customers, and creating an environment for safe people, safe products and healthy attitudes.
During 2020, our U.S. retail and QSR businesses performed extremely well due to strong demand from our Key Customers and across our broader customer base. Operationally, our commodity large bird deboning also continued to improve despite the tough market conditions. Our Prepared Foods business remained resilient considering the challenging demand environment, and we believe the business continues to develop in anticipation of stronger results in 2021, reflecting the investments made over the past few years. Our legacy European operations continued to evolve and we have further strengthened our ability to adapt a model aimed at improved mitigation of future input cost challenges. Integration of our newly acquired European operations is on track, and the business has continued to contribute robust positive results. In Mexico, the market was very weak in the first half of last year but rebounded strongly during the second half, once again producing a solid performance for the full year in 2020. We continue to develop our brands in all regions, fulfilling consumer demand with higher value offerings that help our customers to grow in alignment with new, emerging consumer trends.
For fiscal year 2020, we achieved net sales of $12.1 billion while generating net income of $94.8 million, and a GAAP EPS of $0.39. Our adjusted EBITDA* (Earnings Before Interest, Taxes Depreciation and Amortization) was $788 million, or a 6.5% margin.
Our strategy is making a measurable difference – we believe the results are evident in all regions and segments in which we operate. For the long term, we expect our competitive advantage to be sustainable, supporting our vision to become the best and most respected company in our industry, while creating the opportunity of a better future for our team members.
Thank you for your continued support.

Fabio Sandri
Chief Executive Officer and President
* For a reconciliation of this non-GAAP financial measure to the comparable GAAP measure, please see Annex A to this proxy statement.

Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 28, 2021
The annual meeting of stockholders of Pilgrim’s Pride Corporation will be held at Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Wednesday, April 28, 2021, at 8:00 a.m., local time, to consider and vote on the following matters:
1.To elect Gilberto Tomazoni, Wallim Cruz De Vasconcellos Junior, Vincent Trius, Andre Nogueira de Souza, Farha Aslam and Joanita Karoleski as the six JBS Directors;
2.To elect Michael L. Cooper, Arquimedes A. Celis and Ajay Menon as the three Equity Directors;
3.To conduct a stockholder advisory vote on executive compensation;
4.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021;
5.To approve an amendment to the Amended and Restated Certificate of Incorporation;
6.To vote on a stockholder proposal, if properly presented, to provide a report regarding the reduction of water of pollution;
7.To vote on a stockholder proposal, if properly presented, to provide a report on human rights due diligence;
8.To vote on a stockholder proposal, if properly presented, to integrate ESG metrics into executive compensation; and
9.To transact such other business as may properly be brought before the meeting or any adjournment thereof.
No other matters are expected to be voted on at the annual meeting.
The Board of Directors has fixed the close of business on March 9, 2021, as the record date for determining stockholders entitled to notice of, and to vote at, the annual meeting. If you owned shares of our common stock at the close of business on that date, you are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please vote at your earliest convenience. Most stockholders have three options for submitting their votes prior to the meeting:
(1)    via the internet;
(2)    by telephone; or
(3)    by mail.
The health and well-being of our employees and stockholders are paramount. We are closely monitoring developments related to COVID-19 and there is a possibility that we may need to change the format of our meeting to allow shareholder participation by means of remote communication. If we determine it necessary to make changes to our annual meeting, we will announce the decision to do so in advance.
Please refer to the specific instructions set forth on the enclosed proxy card (if you are a stockholder of record) or voting instruction form (if you hold shares through a bank, broker or other nominee). Admission to the annual meeting will be limited to our stockholders, proxy holders and invited guests. All attendees will be required to wear masks and follow social distancing protocols. We reserve the right to implement other safety measures as we deem prudent or as required by any applicable laws or government orders. If you are a stockholder of record, please bring a form of government-issued photo identification to the annual meeting. If you hold shares through a bank, broker or other nominee, please bring a form of government-issued photo identification and proof of beneficial ownership (such as a brokerage statement), and, if you wish to vote your shares in person, a signed legal proxy from the stockholder of record.

FABIO SANDRI
Greeley, Colorado	President and
March [ ], 2021	Chief Executive Officer
YOUR VOTE IS IMPORTANT!
PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM OR VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2021: The Proxy Statement and the 2020 Annual Report on Form 10-K are available at www.envisionreports.com/PPC. Enter the 15-digit control number located on the proxy card and click “View Stockholder Material.”

Explanatory Note
On the date of filing this preliminary proxy statement, the Company has a no-action letter request pending before the Securities and Exchange Commission (“SEC”) seeking to exclude the stockholder proposal in Proposal 7 submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If the SEC concurs with the Company that this proposal may be properly excluded from the Corporation’s proxy statement under Rule 14a-8 of the Exchange Act, the Company will exclude such proposal from its definitive proxy statement to be filed with the SEC.

Pilgrim’s Pride Corporation
1770 Promontory Circle
Greeley, Colorado 80634

PROXY STATEMENT
GENERAL INFORMATION
Why did I receive this proxy statement?
The Board of Directors (the “Board of Directors” or the “Board”) of Pilgrim’s Pride Corporation is soliciting stockholder proxies for use at our annual meeting of stockholders to be held at the Pilgrim’s Pride corporate headquarters, at 1770 Promontory Circle, Greeley, Colorado, on Wednesday, April 28, 2021, at 8:00 a.m., local time, and any adjournments thereof (the “Annual Meeting” or the “meeting”). This proxy statement, the accompanying proxy card and the 2020 annual report are being mailed to stockholders on or about March 29, 2021. Throughout this proxy statement, we will refer to Pilgrim’s Pride Corporation as “Pilgrim’s Pride,” “Pilgrim’s,” “PPC,” “we,” “us” or the “Company.”
What is the record date for the Annual Meeting and why is it important?
The Board of Directors has fixed March 9, 2021 as the record date for determining stockholders who are entitled to vote at the Annual Meeting (the “Record Date”). At the close of business on the Record Date, Pilgrim’s Pride had 243,666,063 shares of common stock, par value $0.01 per share, outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most stockholders of Pilgrim’s Pride hold their shares through a broker, bank or other nominee, rather than of record directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote in person at the meeting.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker on how to vote your shares, and you are also invited to attend the meeting. Since you are not a stockholder of record, however, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the holder of record giving you the right to vote the shares.
How do I attend and be admitted to the Annual Meeting?
You are entitled to attend the Annual Meeting only if you were a Pilgrim’s Pride stockholder as of the close of business on March 9, 2021 or if you hold a valid proxy for the Annual Meeting. If you plan to attend the physical meeting, please be aware of what you will need for admission as described below. If you do not provide a government-issued photo identification and comply with the other procedures described here for attending the Annual Meeting in person, you will not be admitted to the meeting location. All attendees will be required to wear masks and follow social distancing protocols. We reserve the right to deny admission to any person who may pose a threat to the health or safety of stockholders or other meeting participants, and we reserve the right to implement additional procedures to ensure the health, security and safety of meeting attendees.
Stockholders of Record: If your shares are registered directly in your name with our transfer agent, your shares will be on a list maintained by the inspector of elections. You must present a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.

Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership, along with a government-issued photo identification, such as a driver’s license, state-issued ID card, or passport.
For directions to the meeting, please contact our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634.
Considerations Related to COVID-19
The health and well-being of our employees and stockholders are paramount. We are closely monitoring developments related to the novel coronavirus, or COVID-19, and there is a possibility that we may need to change the format of our meeting to allow shareholder participation by means of remote communication. If we determine it necessary to make changes to our annual meeting, we will announce the decision to do so in advance.
With respect to the stockholder proposals in this Proxy Statement, we intend to provide the proponents of these proposals and their representatives with the ability to present their proposals through alternative means, such as by phone, at the meeting.
What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by the Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.
What if I receive more than one proxy card?
You will receive multiple proxy cards if you hold shares of our common stock in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in “street name” (i.e., by a broker, bank or other nominee), you will receive your proxy card or voting instruction form from your nominee, and you must return your voting instruction form to that nominee. You should complete, sign and return each proxy card or voting instruction form you receive.
What are the voting rights of the common stock?
Each holder of record of our common stock on the Record Date is entitled to cast one vote per share on each matter presented at the meeting.
What are the two categories of Directors?
The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides for a specified number of JBS S.A. (“JBS”) Directors and Equity Directors, based upon the percentage ownership of JBS in the Company.
JBS Directors are the six Directors designated as JBS Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the JBS Directors’ nominating committee (the “JBS Nominating Committee”). The current JBS Directors are Gilberto Tomazoni, Wallim Cruz De Vasconcellos Junior, Vincent Trius, Andre Nogueira de Souza, Farha Aslam and Joanita Karoleski. As of the date this proxy statement is mailed to our stockholders, there are currently no vacancies with respect to the JBS Directors.
Equity Directors are the three Directors designated as Equity Directors pursuant to the terms of the Company’s Certificate of Incorporation or their successors nominated or appointed by the Equity Directors nominating committee (the “Equity Nominating Committee”) or any stockholders other than JBS and its affiliates (“Minority Investors”). The current Equity Directors are Michael L. Cooper, Arquimedes A. Celis and Ajay Menon.
What are the differences between the categories of Directors?

All of our Directors serve equal one-year terms. However, only JBS Directors can serve as members of the JBS Nominating Committee, and only Equity Directors can serve as members of the Equity Nominating Committee.
The stockholders agreement between us and an affiliate of JBS dated December 28, 2009 (as amended, the “JBS Stockholders Agreement”) requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock that they hold in the same manner as the shares held by all Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of the election of Equity Directors.
With respect to all other matters submitted to a vote of holders of common stock, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of common stock held by them at their sole and absolute discretion.
What is the “Say-on-Pay” Vote?
With Proposal 3, the Board is providing stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our Named Executive Officers (“NEOs”) for 2020, as defined in “Compensation Discussion and Analysis”. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our NEOs in 2020.
How do I vote my shares?
If you are a “stockholder of record,” you have several choices. You can vote your proxy:
•via the internet;
•over the telephone; or
•by completing, dating, signing and mailing the enclosed proxy card;
Please refer to the specific instructions set forth on the enclosed proxy card.
If you are a stockholder of record, you also have the right to vote in person at the meeting. If you are a beneficial owner, your broker, bank or nominee will provide you with materials and instructions for voting your shares. In most instances, you will be able to do this on the internet, by telephone or by mail as indicated above. As a beneficial owner, you have the right to direct your broker on how to vote your shares. However, you may not vote your shares in person at the meeting unless you obtain a signed legal proxy from the holder of record giving you the right to vote the shares.
If you are a current or former employee of Pilgrim’s Pride who holds shares in either the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan, your vote serves as a voting instruction to the trustee for this plan. To be timely, if you vote your shares in the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan by telephone or internet, your vote must be received by 1:00 a.m., Eastern Time, on April 26, 2021. If you do not vote by telephone or internet, please return your proxy card as soon as possible. If you vote in a timely manner, the trustee will vote the shares as you have directed.
What are the Board’s recommendations on how I should vote my shares?
The Board recommends that you vote your shares as follows:
Proposal 1:    FOR the election of all six nominees for JBS Director.
Proposal 2:    FOR the election of all three nominees for Equity Director.
Proposal 3:    FOR the approval of the advisory vote on executive compensation.

Proposal 4:    FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.
Proposal 5:    FOR the approval of the amendment to the Certificate of Incorporation.
Proposal 6:    AGAINST the stockholder proposal to provide a report regarding the reduction of water pollution.
Proposal 7:    AGAINST the stockholder proposal to provide a report on human rights due diligence.
Proposal 8:    AGAINST the stockholder proposal to integrate ESG metrics into executive compensation.
What are my choices when voting?
With respect to:
Proposal 1:    You may either (1) vote “FOR” the election of all JBS Director nominees as a group; (2) “WITHHOLD” your vote on all JBS Director nominees as a group; or (3) vote “FOR” the election of all JBS Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.
Proposal 2:    You may either (1) vote “FOR” the election of all Equity Director nominees as a group; (2) withhold your vote on all Equity Director nominees as a group; or (3) vote “FOR” the election of all Equity Director nominees as a group except for certain nominees identified by you in the appropriate area on the proxy card or voting instructions.
Proposal 3:    You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
Proposal 4:    You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
Proposal 5:    You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
Proposal 6:    You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
Proposal 7:    You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
Proposal 8:     You may vote “FOR” or “AGAINST” the proposal, or you may elect to abstain from voting your shares. Abstaining will have the same effect as a vote against the proposal, as discussed below.
How will my shares be voted if I do not specify my voting instructions?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:
Proposal 1:    FOR the election of all six nominees for JBS Director.
Proposal 2:    FOR the election of all three nominees for Equity Director.

Proposal 3:    FOR the approval of the advisory vote on executive compensation.
Proposal 4:    FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.
Proposal 5:    FOR the approval of the amendment to the Certificate of Incorporation.
Proposal 6:    AGAINST the stockholder proposal to provide a report regarding the reduction of water pollution.
Proposal 7:    AGAINST the stockholder proposal to provide a report on human rights due diligence.
Proposal 8:    AGAINST the stockholder proposal to integrate ESG metrics into executive compensation.
If you are a current or former employee of Pilgrim’s Pride who holds shares through the Pilgrim’s Pride Corporation Retirement Savings Plan or the To-Ricos Employee Savings and Retirement Plan, you will be given the opportunity to provide instruction to the trustee with respect to how to vote your shares. Any shares for which instructions are not received (1) will be voted by the trustee in accordance with instructions provided by Pilgrim’s Pride with respect to shares held under the Pilgrim’s Pride Corporation Retirement Savings Plan and (2) will not be voted with respect to shares held under the To-Ricos Employee Savings and Retirement Plan.
What is a quorum?
A “quorum” is necessary to hold the meeting. A quorum consists of a majority of the voting power of our common stock issued and outstanding and entitled to vote at the meeting, including the voting power that is present in person or by proxy. The shares of a stockholder whose ballot on any or all proposals is marked as “abstain” and shares represented by broker “non-votes” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.
What vote is required to approve the proposals for the election of the JBS Directors and the Equity Directors?
Directors will be elected by a plurality of the voting power of the shares entitled to vote in the election of Directors and represented in person or by proxy at a meeting of stockholders at which a quorum is present. This means that the director who receives the most votes will be elected.
Because JBS owned or controlled over 50% of the voting power of our outstanding common stock on the Record Date, it will be able to elect all of the nominees for JBS Directors and, with the exception described below, determine the outcome of all other matters presented to a vote of the stockholders. The JBS Stockholders Agreement, however, requires JBS and its affiliates to vote all of Pilgrim’s Pride common stock owned by them in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of Proposal 2. With respect to approval of any other item of business to be voted upon at the meeting, including the election or removal of any JBS Directors, JBS and its affiliates may vote shares of Pilgrim’s Pride common stock held by them at their sole and absolute discretion.
What vote is required for advisory approval of executive compensation?
With regard to Proposal 3, the stockholder advisory vote on executive compensation, the results of this vote are not binding on the Board, meaning that our Board will not be obligated to take any compensation actions or to adjust our executive compensation programs or policies, as a result of the vote. Notwithstanding the advisory nature of the vote, the resolution will be considered passed with the affirmative vote of a majority of the total outstanding voting power of capital stock, present in person or represented by proxy at the Annual Meeting.
What vote is required for the appointment of KPMG LLP, the stockholder proposals and to approve any other item of business to be voted upon at the meeting?

The affirmative vote of a majority of the total outstanding voting power of capital stock present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of our independent registered public accounting firm, to approve the stockholder proposals and to approve any other item of business to be voted upon at the meeting.
What vote is required to approve the proposed amendment to our Certificate of Incorporation?
Our Board of Directors, the Equity Nominating Committee and the JBS Nominating Committee have each unanimously approved the amendment. At the Annual Meeting, in accordance with Delaware law, the amendment to our Certificate of Incorporation also requires approval by a majority of the outstanding shares of our Common Stock entitled to vote thereon.
How are abstentions treated?
Abstentions from voting on any matter will be counted in the tally of votes. Stockholders may only “withhold” votes and may not abstain with respect to the election of Directors in Proposals 1 and 2. However, stockholders may abstain from Proposals 3, 4, 5, 6, 7 and 8, and an abstention will have the same effect as a vote against any of these proposals.
How are “broker non-votes” treated?
A “broker non-vote” occurs when a nominee (a bank, broker or other nominee) holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. A broker non-vote will be deemed “present” at the Annual Meeting and will be counted for purposes of determining whether a quorum exists.
Your broker may vote your shares in its discretion without your instructions on Proposal 4, which is the only routine proposal to be voted on at the Annual Meeting. With regard to Proposal 1, Proposal 2, Proposal 3, Proposal 5, Proposal 6, Proposal 7 and Proposal 8, brokers will have no discretion to vote uninstructed shares, and a “broker non-vote” may therefore occur where no voting instructions are received. Broker non-votes will have no effect on the elections of Directors in Proposals 1 and 2, because the election of Directors requires a plurality vote. Broker non-votes will have the same effect as a vote against Proposal 5, and no effect on Proposals 3, 6, 7 and 8.
We urge you to vote on ALL voting items.
Can I change my vote after I have mailed in my proxy card?
Yes. You may revoke your proxy by doing one of the following:
•by sending to the Secretary of the Company a written notice of revocation that is received prior to the meeting;
•by submitting a new proxy card bearing a later date to the Secretary of the Company so that it is received prior to the meeting; or
•by attending the meeting and voting your shares in person.
If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee.
Who will pay the cost of this proxy solicitation?
We will pay the cost of preparing, printing and mailing this proxy statement and of soliciting proxies. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of our common stock and will reimburse these parties for their reasonable and customary charges or expenses.

Is this proxy statement the only way that proxies may be solicited?
No. In addition to mailing these proxy materials, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

PROPOSAL 1. ELECTION OF JBS DIRECTORS
Subject to limited exceptions, our Certificate of Incorporation specifies that the Board of Directors will consist of nine members, which is the number of Directors currently on our Board of Directors. Proxies cannot be voted for a greater number of persons than the nine nominees named.
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes six JBS Directors, including the Chairman of the Board, who are designated by the JBS Nominating Committee. For more information, see “Corporate Governance—Committees of the Board of Directors—Special Nominating Committees.”
At the Annual Meeting, nine Directors, including six JBS Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. For more information on our relationship with JBS, see “Related Party Transactions” and “Security Ownership.” Unless otherwise specified on the proxy card or voting instructions, the shares represented by the proxy will be voted for the election of the six JBS Director nominees named below. If any JBS Director nominee becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the JBS Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required, and all of the nominees have indicated that they will be willing and able to serve as directors.
Nominees for JBS Directors
The following is information about our JBS Directors nominees, including their ages as of March 29, 2021.
Gilberto Tomazoni, 62, has served as Chairman of the Board of Pilgrim’s Pride Corporation, since July 2013. Since 2018, Mr. Tomazoni has served as the Chief Executive Officer of JBS, and previously, Mr. Tomazoni served as president of the Global Poultry Division of JBS. Before joining JBS, Mr. Tomazoni spent four years with Bunge Alimentos S.A. as Vice President of Foods and Ingredients. Prior to that, Mr. Tomazoni served 27 years with Sadia S.A., a leading provider of both frozen and refrigerated food products in Brazil, in various roles, including Chief Executive Officer from 2004 to 2009. He earned an M.A. degree in management development in 1991 from Fundação de Ensino do Desenvolvimento and a B.Sc. degree in mechanical engineering in 1982 from the Universidade Federal de Santa Catarina. Mr. Tomazoni has served as a board member of Brazil Fast Food Corporation since 2009, a member of the International Advisory Council for Fundação Dom Cabral since 2009 and a member of the Chamber of Commerce, Industry and Tourism-Brazil/Russia since 2008.
Mr. Tomazoni brings over 30 years of diverse poultry, protein, and food industry experience to the Company. Mr. Tomazoni’s extensive experience and education in the global poultry industry provides invaluable direction to the Company’s strategies domestically and in international markets. As Chairman of the Board, Mr. Tomazoni has direct oversight of Pilgrim’s strategy and operations.
Wallim Cruz De Vasconcellos Junior, 63, has served as a Director since December 2009. He has served as a Partner of Iposeira Partners Ltd, a provider of advisory services for mergers and acquisitions and restructuring transactions, since 2003. Mr. Vasconcellos served as a Consultant to IFC/World Bank from 2003 to 2008. He is currently a board member of Oi S.A., a Brazilian telecommunications company listed on the New York Stock Exchange and was previously a board member of Santos Brasil S.A. from 2006 to 2016.
A business strategist, Mr. Vasconcellos brings to the Board real-time experience in the areas of mergers and acquisitions, capital markets, finance, restructurings, and offers unique insights into global market strategies. In addition, Mr. Vasconcellos’s experience working on behalf of public financial institutions enables him to provide perspective and oversight with regard to the Company’s financial strategies.
Vincent Trius, 63, has served as a Director since May 2019 and is currently the Head of Global Innovation of JBS. Mr. Trius served as the President and director of Loblaw Company Limited, Canada’s leader in food retail and pharmacy, from 2011 to 2014. Before joining Loblaw, he held various executive and directorship positions at Carrefour SA from 2010 to 2011, Wal-Mart Stores, Inc. from 1996 to 2009, Dairy Farm International from 1992 to 1996, REVCO Drugstores Inc. from 1985 to 1992, and EJKorvetes Forest City Enterprises from 1978 to 1985.

During his employment with Wal-Mart Stores Inc., Mr. Trius was awarded the “Top Executive of the Year - Brazilian Retail Sector” for years 2007 and 2006 and “Sam M. Walton Entrepreneur” in 2005, the highest honor award to a Wal-Mart associate worldwide. He completed Executive General Manager Courses from Harvard Business School in 2001 and Darden School of Business in 1995. He also completed International Retail Management Course from Ashridge College, U.K. in 1993. He obtained his degree in Economics from University of Economics, Barcelona, Spain in 1978.
Mr. Trius brings excellent leadership and expertise in areas of retail to the Board. His extensive experience managing business operations located internationally are valuable to the Board with regard to both the Company’s domestic and international operations.
Andre Nogueira de Souza, 52, has served as a Director since October 2014. Since January 1, 2013, Mr. Nogueira has served as President and Chief Executive Officer of JBS USA. Mr. Nogueira began his career with JBS USA Holding Lux S.à.r.l. (formerly known as JBS USA Holdings Inc.) (“JBS USA Holding”) in 2007, serving as Chief Financial Officer through 2011. He then served as Chief Executive Officer of JBS Australia, a subsidiary of JBS, in 2012. Prior to working for JBS USA Holding, Mr. Nogueira worked for Banco do Brasil in corporate banking positions in the U.S. and Brazil. Mr. Nogueira currently serves on the Executive Committee and as a board member of American Meat Institute, the Deans’ Leadership Council of the College of Agricultural Sciences—Colorado State University and Rabobank’s North American Agribusiness Advisory Board. Mr. Nogueira has an M.B.A. from Fundação Dom Cabral, a Master’s degree in Economics from Brasilia University, and a B.A. in Economics from Federal Fluminense University, and completed the Advanced Management Program at the University of Chicago Booth School of Business.
Mr. Nogueira brings outstanding leadership to our Board through his experience gained as a Chief Executive Officer of JBS USA and JBS Australia and Chief Financial Officer of JBS USA Holding. In addition, Mr. Nogueira brings an extensive understanding of the protein industry and financial matters to the Board.
Farha Aslam, 52, has served as a Director since May 2019. Ms. Aslam is currently a board member of Calavo Growers, an avocado company listed in the Nasdaq stock market. Prior to her retirement in 2018, Ms. Aslam served as the Managing Director and Senior Analyst of Food and Agribusiness Research from 2004 to 2018 at Stephens Inc., an independent financial services firm that provides deep research and independent thinking to its clients. She also successfully positioned and co-managed numerous equity offerings involving leading companies in the poultry and food industries. Ms. Aslam was formerly Vice President of Food and Agribusiness Research at Merrill Lynch from 1999 to 2004. Ms. Aslam was also a Risk Management Associate at UBS from 1996 to 1998 where she marketed fixed income products to hedge fund and mutual fund clients, and Financial Services Representative at SunAmerica Financial from 1992 to 1994. Ms. Aslam completed her M.B.A. with a focus on Finance from Columbia Business School in 1996 and obtained her B.A. in Economics from University of California, Irvine, California in 1991.
Ms. Aslam’s expertise in food and agribusiness research brings value to our Board. In addition, her multi-faceted financial analysis skills provide key insight to the Company’s financial and business operations.
Joanita Karoleski, 60, is currently the President of JBS Amazon Fund since September 2020, a JBS initiative to advance forest conservation and develop local communities. Ms. Karoleski is also currently serving in the Advisory Board in Instituto Mulheres do Verajo where she mentors and inspires new generations of executives. Before joining JBS, Ms. Karoleski held various leadership roles, including Chief Executive Officer, at Seara Alimentos LTDA from 2013 to 2020, a privately held meat company in Brazil. Prior to that, Ms. Karoleski served 34 years with Bunge Brasil, a world leader in the processing and supply of products and ingredients for grains and oilseeds, in various leadership roles, including Chief Information Officer from 2000 to 2004. Ms. Karoleski earned her bachelor’s degree in computer science and information in 1982 from FURB - Universidade de Blumenau.
Ms. Karoleski brings to the Board 30 years of strong leadership in the food production industry. Her expertise in business generation value, product portfolio management, branding and partnership and market development provides a valuable contribution to the Board and direction to the Company’s operations.

The Board of Directors recommends that you vote “FOR” the election of all of the individuals who have been nominated to serve as JBS Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority to vote.

PROPOSAL 2. ELECTION OF EQUITY DIRECTORS
Pursuant to our Certificate of Incorporation and our bylaws, our Board of Directors includes three members designated by the Equity Nominating Committee, which we refer to as our Equity Directors. For more information, see “Corporate Governance—Committee of the Board of Directors—Special Nominating Committees.”
The JBS Stockholders Agreement requires JBS and its affiliates to vote all of the Pilgrim’s Pride common stock that they hold in the same manner as the shares held by the Minority Investors with respect to the election or removal of Equity Directors. Consequently, the vote of the Minority Investors will determine the outcome of this Proposal 2.
At the Annual Meeting, nine Directors, including three Equity Directors, are to be elected, each to hold office for one year or until his or her successor is duly elected and qualified. Unless otherwise specified on the proxy card or voting instruction form, the shares represented by the proxy will be voted for the election of the three nominees named below. If any of the nominees for Equity Director becomes unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the Equity Nominating Committee. Our Board of Directors has no reason to believe that any substitute nominee or nominees will be required, and all of the nominees have indicated that they will be willing and able to serve as directors.
Nominees for Equity Directors
The following is information about our Equity Director nominees, including their ages as of March 29, 2021.
Michael L. Cooper, 71, has served as a Director since December 2009. Mr. Cooper is currently a Managing Director of Kincannon & Reed, an executive search firm for the food and agribusiness sectors, where he has been employed since July 2004. Mr. Cooper was a Managing Partner of Kincannon & Reed and served as the Executive Vice President & CFO and a member of the board from July 2004 to December 2014. From September 2002 to July 2004, Mr. Cooper served as the Chief Executive Officer of Meyer Natural Angus. From January 1996 to July 2002, Mr. Cooper was employed by Perdue Farms, Inc., where he served in various roles, including as President, Retail Products, from February 2000 to July 2002, and as Senior Vice President and Chief Financial Officer from January 1996 through February 2000. From August 1992 to January 1996, he served as Vice President, Chief Financial Officer, Secretary and Treasurer of Rocco Enterprises. Mr. Cooper also served in various senior financial roles with Dial Corporation over a 14-year career with that company.
Mr. Cooper brings to the Board significant senior leadership, management, operational, financial and brand management experience. His extensive poultry industry experience enables him to offer a valuable insight on the business, financial and regulatory issues currently being faced by the poultry industry.
Arquimedes A. Celis, 67, has served as a Director since May 2019. Mr. Celis currently serves as a board member of Grupo Lala, a Mexican dairy company listed on the Mexican Stock Exchange, and Borden Dairy, a private company. He also served as a board member of Aeromexico, which is listed on the Mexican Stock Exchange, from 2014 to 2016. Mr. Celis worked at Grupo Lala as Chief Executive Officer from 2001 to 2015. He previously spent 5 years as Chief Executive Officer of Industrias Bachoco, from 1996 to 2001. Prior to that, he worked for 21 years at Grupo Bimbo, where he held various executive positions, including Chief Executive Officer of Barcel. Mr. Celis earned a bachelor’s degree in Industrial Engineering from Veracruz Tech. He is a graduate of the Advanced Management program at IPADE, Universidad Panamericana, School of Business.
Mr. Celis brings to the Board valuable and extensive experience in the consumer packaged goods industry, with a focus on branded food products. Furthermore, his experience and industry knowledge enable him to provide important contributions to the Company’s strategy and operations.
Ajay Menon, 60, is currently the President and CEO of Colorado State University Research Foundation (“CSURF”) since October 2019, where he is responsible for the protection, management and commercialization of intellectual property resulting from research at Colorado State University (“CSU”) and oversees the services that CSURF provides to both CSU and its affiliated institutions. He is also a current board member of Liberty Media

Acquisition Company, a newly incorporated company formed for the purpose of effecting business combinations with one or more businesses. Mr. Menon served as Dean at CSU Colleges of Agricultural Sciences from July 2015 to October 2019 and Business from July 2002 to June 2015. In both these roles, he served as the chief administrative and academic officer shaping each College’s strategic direction, academic programs, budgets, and external relationships. He served as Colorado’s first Chief Innovation Officer under then-Governor John Hickenlooper from November 2011 to August 2013, where he helped established and lead the Colorado Innovation Network to develop an ecosystem that cultivates entrepreneurial and innovative activities. Mr. Menon holds a Ph.D. in Marketing and joined CSU in 1991 as a member of the Marketing Department faculty.
Mr. Menon brings senior leadership and expertise in business strategy and innovation. His global network and unique perspective to business leaders brings value to our Board and the Company’s global operations.
The Board of Directors recommends that you vote “FOR” the election of all of the individuals who have been nominated to serve as Equity Directors. Proxies will be so voted unless stockholders specify otherwise or withhold authority to vote.

CORPORATE GOVERNANCE
Board of Directors
Our Board of Directors has the responsibility for establishing broad corporate policies and for monitoring our overall performance, but it is not involved in our day-to-day operating decisions. Members of the Board are informed of our business through discussions with the Chief Executive Officer (“CEO”) and other officers, and through their review of analyses and reports sent to them each month, as well as through participation in Board and committee meetings.
Board Leadership Structure
The position of our Chairman of the Board and the office of the President and CEO are held by different persons.
We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. We believe the division of duties is especially appropriate as it facilitates the appropriate level of communication between the Board of Directors and executive management for Board oversight of the Company and its management. In addition, we believe that the current separation provides a more effective monitoring and objective evaluation of the performance of the CEO.
Pursuant to our Governance Policies (available on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption), when the Chairman is not an independent Director, the Board will either designate an independent Director to preside at the meetings of the non-management and independent Directors or they will prescribe a procedure by which a presiding Director is selected for these meetings. In the absence of another procedure being adopted by the Board, the person appointed will be the independent Director with the longest tenure on the Board in attendance at the meeting.
Board Risk Oversight
The Company’s management is responsible for the ongoing assessment and management of the risks the Company faces, including risks relating to capital structure, strategy, liquidity and credit, financial reporting and public disclosure, legal and regulatory compliance, information technology, cybersecurity, operations and governance. We focus not only on operational risk, but financial and strategic risk as well. These areas of focus include input costs (commodity pricing, live and processed product cost and spoilage), revenue risk (sales price and mix), financial risk (adequate controls, timely and effective reporting systems and other management and governance systems) as well as competitive risks and market trends. We aim to identify, categorize and respond to these risks to manage as much of their impact on our business as possible.
The Board oversees management’s policies and procedures in addressing these and other risks. Our executive officers regularly report to the non-executive directors, the Audit Committee and the Compensation Committee to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. With respect to cybersecurity, our Board receives updates from the appropriate executives on the primary cybersecurity risks facing the Company and the measures the Company is taking to mitigate such risks. Additionally, each of the Board’s four committees (the Audit Committee, the Compensation Committee and the two Special Nominating Committees) monitor and report to the Board those risks that fall within the scope of such committees’ respective areas of oversight responsibility. For example, the full Board directly oversees strategic risks. The Special Nominating Committees directly oversee risk management relating to Director nominations and independence. The Compensation Committee directly oversees risk management relating to employee compensation, including any risks of compensation programs encouraging excessive risk-taking. Finally, the Audit Committee directly oversees risk management relating to financial reporting, accounting and financial controls, public disclosure and legal and regulatory compliance. The Audit Committee is also responsible for assessing the steps management has taken to monitor and control these risks and exposures and discussing guidelines and policies with respect to the Company’s risk assessment and risk management.
Board of Directors Independence
Our Board of Directors has affirmatively determined that each of Michael L. Cooper, Wallim Cruz De Vasconcellos Junior, Farha Aslam and Arquimedes A. Celis has (and, prior to his passing in February 2021, Charles Macaluso had) no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of Nasdaq rules.
Board of Directors and Committee Meetings and Executive Sessions
During 2020, the Board of Directors held 13 meetings. During 2020, each member of the Board attended at least 75% of the aggregate number of meetings of the Board and of the Board committee or committees on which the Director served during their time on the Board. Generally, the Board holds executive sessions of non-management Directors four times per year and meetings of independent Directors four times per year.
The Board of Directors has established the following Board committees: Audit, Compensation and Special Nominating Committees.
The following table summarizes the current membership of each of the Board’s Committees.

Name	Audit	Compensation	Special Nominating
			JBS	Equity
Farha Aslam(a)	X
Arquimedes A. Celis				X
Michael L. Cooper	X*	X		X
Joanita Karoleski(b)			X
Ajay Menon(b)				X
Andre Nogueira de Souza		X	X
Gilberto Tomazoni		X*	X
Vincent Trius
Wallim Cruz De Vasconcellos Junior	X		X
Total meetings in 2020	4	1	None	None
* Committee Chair
(a)Ms. Aslam joined the Audit Committee in March 2021, filling the vacancy left by Mr. Macaluso after his passing.
(b)Ms. Karoleski and Mr. Menon joined the Board of Directors in March 2021.
The Company has no formal policy regarding the attendance of Directors at annual meetings of stockholders but encourages each Director to attend the annual meeting of stockholders. Eight of our Directors who served on the Board at the time of our 2020 annual meeting of shareholders attended that meeting.
Committees of the Board of Directors
To assist in carrying out its duties, the Board of Directors has delegated certain authority to the Audit, Compensation, JBS Nominating and Equity Nominating Committees. Each committee of the Board meets to examine various facets of our operations and take appropriate action or make recommendations to the Board of Directors.
Audit Committee. Our Audit Committee’s responsibilities include selecting our independent registered public accounting firm, reviewing the plan and results of the audit performed by our independent registered public accounting firm and the adequacy of our systems of internal accounting controls, discussion of significant accounting matters with management, overseeing our internal audit function and other risk assessment items and monitoring compliance with our conflicts of interest and business ethics policies. The Audit Committee is composed entirely of Directors who the Board of Directors has determined to be independent within the meaning of the Nasdaq standards applicable to audit committee members and Rule 10A-3 under the Securities Exchange Act of

1934, as amended (the “Exchange Act”). The Board has determined that each of the members of the Audit Committee is financially literate for purposes of the applicable standards of Nasdaq and that Michael L. Cooper is an “audit committee financial expert” within the meaning of the regulations of the Securities and Exchange Commission (the “SEC”). The Audit Committee has an Audit Committee Charter, which is available on our website www.pilgrims.com under the “Investor Relations - Governance” caption.
Compensation Committee. Our Compensation Committee reviews the remuneration policies and practices of our officers. For more information on the role of our Compensation Committee, see “Compensation Discussion and Analysis—Role of the Compensation Committee and Executive Officer in Compensation Decisions.”
In reliance on certain exemptions available to controlled companies under Nasdaq rules, the Compensation Committee does not have a Charter. For more information on this and the composition of our Compensation Committee, see “Controlled Company Exemption” below.
Special Nominating Committees. Under our Certificate of Incorporation, the Board has two Special Nominating Committees, which include the JBS Nominating Committee and the Equity Nominating Committee.
The JBS Nominating Committee has the exclusive authority to nominate the JBS Directors, fill JBS Director vacancies and select the members of the JBS Nominating Committee. The Equity Nominating Committee has the exclusive authority to nominate the Equity Directors, fill Equity Director vacancies, select the members of the Equity Nominating Committee, and to call a special meeting of stockholders under certain circumstances. The Equity Nominating Committee, acting by majority vote, also has the exclusive right to control the exercise of our rights and remedies under the JBS Stockholders Agreement. Any member or alternate member of the Equity Nominating Committee may be removed only by the approval of a majority of the members of the Equity Nominating Committee.
For so long as JBS and its affiliates beneficially own 35% or more of our outstanding common stock, no person may be nominated as an Equity Director by the Equity Nominating Committee if JBS reasonably determines that such person (1) is unethical or lacks integrity or (2) is a competitor or is affiliated with a competitor of the Company.
Two Equity Directors must satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and be financially literate, and, for so long as there are two or more Equity Directors on the Board, at least one Equity Director must qualify as an “audit committee financial expert” as that term is used in Item 407 of Regulation S-K under the Exchange Act (or any successor rule). Mr. Cooper, one of our three Equity Directors, currently qualifies as an “audit committee financial expert”.
If JBS and its affiliates own at least 50% of our outstanding common stock, at least one JBS Director is required:
•to be an independent director under the Nasdaq listing standards,
•to satisfy the independence requirements of Rule 10A-3 under the Exchange Act, and
•to be financially literate.
Mr. Wallim Cruz De Vasconcellos Junior and Ms. Farha Aslam, two of our JBS Directors, currently satisfies each of these requirements as members of the Audit Committee.
Each of the Board’s Special Nominating Committees has a Charter, current copies of which are available on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption.
Director Nomination Process
The Board and the Special Nominating Committees acknowledge the benefits of broad diversity throughout the Company, including at the level of the Board. Accordingly, the Special Nominating Committees strive to achieve a balance of knowledge, experience and perspective on the Board, selecting Directors based upon, among other things, their integrity, diversity of experience, business or other relevant experience or expertise, proven leadership skills, their ability to exercise sound judgment, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities.
The following demonstrates the diversity of our current Board in terms of age, tenure, gender and race/ethnic background:

Age
45%
44%
11%
51-60 years
61-70 years
71-80 years

Tenure
56%
22%
22%
Under 5 years
6-10 years
11-15 years

Gender
78%
22%
Male
Female

Race/Ethnic Background
89%
11%
Diverse
Non-diverse

In addition, each of the Special Nominating Committees will consider stockholder recommendations for candidates for the Board, whether as a JBS Director or Equity Director. Recommendations should be sent to Pilgrim’s Pride Corporation, Corporate Counsel, 1770 Promontory Circle, Greeley, Colorado 80634. Such recommendations must satisfy our bylaw requirements relating to director nominations, as described in “Stockholder Proposals for 2021 Annual Meeting of Stockholders.” The Special Nominating Committees utilize the same criteria for evaluating candidates regardless of the source of the referral (including stockholders).
Pursuant to the Governance Policies, the Board and the Special Nominating Committees from time to time review the experience and characteristics appropriate for board members and director candidates in light of the Board’s composition at the time and skills and expertise needed for effective operation of the Board and its committees. In identifying prospective director candidates, the Special Nominating Committees may use multiple sources, including their members’ contacts and referrals from other Directors, members of management, the Company’s advisors, executive search firms, and, in the case of the JBS Director nominees, employees of JBS and its affiliates. When considering director candidates, the Special Nominating Committees seek individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board's effectiveness. In connection with their annual evaluation of a slate of nominees, the Special Nominating Committees may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.

When considering whether the JBS Director nominees and Equity Director nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Special Nominating Committees focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in Proposals 1 and 2. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. This process resulted in the nomination by the JBS Nominating Committee and the Equity Nominating Committee of the JBS Director nominees named in Proposal 1 and the Equity Director nominees named in Proposal 2, respectively.
Communications with the Board of Directors
Stockholders and other interested parties may communicate directly with our Board of Directors, any of its committees, all independent Directors, all non-management Directors, or any one Director serving on the Board by sending written correspondence to the desired person or entity addressed to the attention of our Corporate Counsel at Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, Colorado 80634. Communications are distributed to the Board, any subset of its members or to any individual Director, as appropriate, depending on the facts and circumstances outlined in the communication.
Information about our Executive Officers
The following is information about our executive officers, including their ages as of March 29, 2021.
Fabio Sandri, 50, was named Chief Executive Officer in September 2020 and has served as our Chief Financial Officer since June 2011. From April 2010 to June 2011, Mr. Sandri served as the Chief Financial Officer of Estacio Participações, the private post-secondary educational institution in Brazil. From November 2008 until April 2010, he was the Chief Financial Officer of Imbra SA, a provider of dental services based in Sao Paolo, Brazil. Commencing in 2005 through October 2008, he was employed by Braskem S.A., a New York Stock Exchange-listed petrochemical company headquartered in Camaçari, Brazil, first from 2005 to 2007 as its strategy director, then from 2007 until his departure as its corporate controller. He earned his Master of Business Administration degree in 2001 from the Wharton School at the University of Pennsylvania and a degree in electrical engineering in 1993 from Escola Politécnica da Universidade de São Paulo.
Matthew Galvanoni, 49, has served as our CFO since March 15, 2020. In this role, he also succeeded Mr. Sandri as our principal financial officer, as defined by SEC rules. Prior to his appointment to the Company, Mr. Galvanoni served as the vice president, finance, of Ingredion Incorporated, a leading global ingredients solutions company, since 2016. In this position Mr. Galvanoni managed all financial-related responsibilities for the North American division of the Fortune 500 global manufacturing company. Mr. Galvanoni joined Ingredion in 2012, serving in the role of global corporate controller and chief accounting officer, where he managed the company's accounting-related and external financial reporting responsibilities. Mr. Galvanoni started his career at PricewaterhouseCoopers LLP in 1994 and subsequently held several financial leadership positions at Exelon Corporation, where he most recently served as assistant corporate controller. Mr. Galvanoni graduated from the University of Illinois with a bachelor's degree in accounting and later received a Master of Business Administration from the Kellogg School of Management at Northwestern University.
Code of Business Conduct and Ethics and Corporate Governance Policies
Our Board of Directors has adopted a Code of Business Conduct and Ethics and Corporate Governance Policies of the Board of Directors. The full texts of the Code of Business Conduct and Ethics and Corporate Governance Policies are posted on our website at www.pilgrims.com, under the “Investor Relations - Governance” caption. We intend to disclose, if required, future amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics on our website within four business days following the date of such amendment or waiver.
Controlled Company Exemption

We are a “controlled company” under the Nasdaq listing standards because JBS owns or controls over 50% of the voting power for the election of directors as of the Record Date. Accordingly, we take advantage of certain exemptions from certain corporate governance requirements under Nasdaq rules, including the requirement to have a fully independent compensation committee with a charter and for Director nominations to be made or recommended to the Board solely by a group of independent Directors.
2020 DIRECTOR COMPENSATION
Our director compensation program provides that each non-employee Director will receive an annual cash retainer of $140,000, paid quarterly in arrears. Each non-employee Director will receive restricted stock units (“RSUs”) award with a value of $60,000 annually, calculated using a stock price to be determined as of the date of the Company’s annual meeting of stockholders and vesting in full upon termination of service with the Board of Directors. The Chairmen of the Audit Committee and Compensation Committee will also receive a $15,000 annual cash retainer and other members of those committees will also receive a $10,000 annual cash retainer per year. In addition, we provide reimbursement to our Directors for their reasonable expenses related to their service as members of the Board of Directors and any committees thereof.
The following table sets forth certain information with respect to our Director compensation for the fiscal year ended December 27, 2020. Gilberto Tomazoni, Andre Nogueira de Souza and Vincent Trius did not receive any compensation for their service as Directors.

Director	Fees Earned or Paid in Cash	Stock Awards(a)	All Other Compensation	Total
Farha Aslam	$140,000	$60,000	$—	$200,000
Arquimedes A. Celis	140,000	60,000	—	200,000
Michael L. Cooper	165,000	60,000	—	225,000
Charles Macaluso (b)	150,000	60,000	—	210,000
Wallim Cruz De Vasconcellos Junior	150,000	60,000	—	210,000
(a)Non-employee Directors were each granted 2,726 RSUs based on April 29, 2020 grant date share price of $22.01. The dollar amounts represent the aggregate grant date fair value of stock awards granted during fiscal year 2020. The grant date fair value of an award is measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) using the assumptions discussed in Note 16 to our financial statements for the fiscal year ended December 27, 2020 included in the Company's Annual Report on Form 10-K filed with the SEC on February 11, 2021 (the “Form 10-K”).
The following table provides a summary of the aggregate number of unvested RSUs outstanding for each of our directors with RSUs in the table above as of December 27, 2020:

Director	Unvested RSUs Outstanding
Farha Aslam	4,960
Arquimedes A. Celis	4,960
Michael L. Cooper	7,746
Wallim Cruz De Vasconcellos Junior	7,746
(b)On February 22, 2021, we announced the passing of longtime board member Charles Macaluso and all of his 7,746 outstanding RSUs vested in full on that same date.

PROPOSAL 3. APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Board is providing stockholders with the opportunity to cast an advisory vote on the compensation of our NEOs as required by Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our NEOs.
The “Say-on-Pay” vote is advisory and thus not binding on the Compensation Committee or the Board. The advisory vote will not affect any compensation already paid or awarded to any NEO and will not overrule any decisions by the Compensation Committee or the Board. The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the vote is non-binding, the Compensation Committee and the Board will review and carefully consider the outcome of the advisory vote on executive compensation and those opinions when making future decisions regarding executive compensation programs.
At the 2020 annual meeting, approximately 87.0% of votes present (including abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to NEOs. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our executive compensation principles and objectives in 2020 in response to the advisory vote of our stockholders.
We design our executive compensation programs to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement. In the CD&A, we have provided stockholders with a description of our compensation programs, including the principles and policies underpinning the programs, the individual elements of the compensation programs and how our compensation plans are administered. The Board believes that the policies and practices described in the CD&A are effective in achieving the Company’s goals. In furtherance of these goals, among other things, our compensation programs have been designed so that a significant portion of each executive’s total compensation is tied not only to how well he performs individually, but also, where applicable, is “at risk” based on how well the Company performs relative to applicable financial objectives. We also believe that equity incentives are aligned with our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. The vote on this proposal relates to the overall compensation of our NEOs, as described in this proxy statement, pursuant to Item 402 of Regulation S-K of the SEC (namely, the CD&A, compensation tables and accompanying narrative disclosures found on pages 18 to 31). Accordingly, the Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement relating to the 2021 Annual Meeting of Stockholders, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures, is hereby APPROVED in a non-binding vote.”
The advisory vote on executive compensation is non-binding, meaning that our Board will not be obligated to take any compensation actions, or to adjust our executive compensation programs or policies, as a result of the vote.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2022 annual meeting of stockholders.
The Board of Directors recommends that you vote “FOR” the approval of the advisory vote on executive compensation. Proxies will be so voted unless stockholders specify otherwise.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020.

Compensation Committee

Gilberto Tomazoni, Chairman
Michael L. Cooper
Andre Nogueira de Souza

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The discussion below summarizes a number of our performance highlights and how these affect the variable compensation of our named executive officers. For fiscal year 2020, we achieved net sales of $12.1 billion while generating net income of $94.8 million, and GAAP earnings per diluted share of $0.39. Our adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $788.1 million, or a 6.5% margin.
Our NEOs for 2020 were Mr. Fabio Sandri, our current President and CEO; and Mr. Jayson Penn, our former President and CEO. On February 10, 2021, Mr. Galvanoni was appointed as our new Chief Financial Officer (“CFO”), effective March 15, 2021. Mr. Galvanoni is not an NEO, because he did not serve as an executive officer during 2020. For more information, see “Compensation of our New Chief Financial Officer” below.
Company Performance and Pay
The Compensation Committee has designed key elements of our executive compensation program to align pay with our performance. The Compensation Committee has structured the terms of executive officer compensation so that a significant amount of our NEO’s annual compensation would be tied to both the performance of the Company and his respective individual performance, and therefore, would be “at risk.” The Compensation Committee’s compensation decisions for 2020 reflect the Company’s strong performance in multiple financial areas.
The Company’s specific 2020 achievements included the following, among others:
•The Company achieved strong results relating to net sales of $12.1 billion, net income of $94.8 million, or $0.39 per diluted share and net cash provided by operations of $724.2 million.
•As of our fiscal year ended December 27, 2020, the Company had $548.4 million of cash and cash equivalents.
•The Company continued its efforts on cost reductions, more effective processes, training and its total quality management program.
For more information regarding our financial performance during fiscal year 2020, see our Annual Report on the Form 10-K. For a reconciliation of non-GAAP financial measures for fiscal year 2020, see Annex A at the end of this proxy statement.
Our Executive Compensation
The Company’s compensation principles are intended to implement our core objectives of aligning the long-term interests of our executives with those of our stockholders, attracting and retaining key leaders, and rewarding sustained performance and leadership excellence. In pursuing these objectives, the Compensation Committee uses certain guiding principles in designing the specific elements of the executive compensation program. These guiding principles and policies are that:
•incentive compensation should represent a significant portion of total compensation;
•compensation should be performance-based;
•incentive compensation should balance short-term and long-term performance;
•compensation levels should be market competitive; and
•superior performance should be rewarded.
In order to further these guiding principles, the key components of our compensation in 2020 included (1) cash compensation, in the form of base salaries and cash incentive compensation; (2) long-term equity compensation, in the form of RSUs that are earned, if at all, based on the achievement of financial performance metrics designed to reinforce our business objectives and restricted stock and RSUs that vest over time; and (3) other non-cash compensation, such as retirement, health and welfare benefits, and certain other limited perquisites and benefits.
The Compensation Committee believes a significant portion of the compensation to our NEOs should be performance-based. The Compensation Committee also believes that each NEO’s compensation should be balanced with long-term incentives. Accordingly, a significant portion of the compensation to our NEOs was awarded in performance RSUs, which were earned when specific performance targets were met and vest ratably over a three-year period, and, in Mr. Sandri’s case, in the form of time-vesting RSUs. The Compensation Committee believes these equity awards more closely align our NEOs’ incentives with the long-term interests of our stockholders, including growing our business and improving the Company’s profitability relative to its peers.
Additionally, the Company maintains the following policies and practices that support the Company’s “pay-for-performance” principles:
•the prohibition of Company personnel, including the NEOs, from engaging in any short-term trading, speculative securities transactions, engaging in short sales, and buying or selling put options, call options or other derivative securities;
•holding an annual say-on-pay advisory vote;
•aligning our executive pay with performance, including by awarding performance based equity awards;
•maintaining clawback provisions in our Long-Term Incentive Program; and
•our policy of not having any change-in-control payments or excise tax gross-ups.
Following the end of each fiscal year, the Compensation Committee conducts a review of all components of the Company’s compensation program. In conducting its review, the Compensation Committee reviews information related to each NEO’s individual performance, total compensation, each of the components of compensation, and the Company’s performance. Our compensation principles and objectives did not significantly change in 2020.
Executive Compensation Principles, Policies and Objectives
The Compensation Committee is responsible for establishing the principles that underlie our executive compensation program and guiding the design and administration of specific plans, agreements and arrangements for our executives. Our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. Our executive compensation principles and policies, which are established and refined from time to time by the Compensation Committee, are described below:
Incentive compensation should represent a significant portion of total compensation. A significant portion of our executive officers’ total compensation should be tied not only to how well they perform individually, but also, where applicable, should be “at risk” based on how well the Company performs relative to applicable financial objectives.
Compensation should be performance-based. Compensation should be subject to performance-based awards as an executive officer’s range of responsibility and ability to influence the Company’s results increase.
Incentive compensation should balance short-term and long-term performance. Executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives and values. Our executive compensation program addresses this objective by including long-term incentives in the form of equity-based awards, such as restricted stock and RSUs.
Compensation levels should be market competitive. Compensation should be competitive in relation to the marketplace and the Compensation Committee therefore considers market compensation data compiled and prepared by management.

Superior performance should be rewarded. Outstanding achievement should be recognized. The Board and the Compensation Committee consider the Company’s strategies when identifying the appropriate incentive measures and when assigning individual goals and objectives to the NEO and evaluate the individual’s performance against those goals and objectives in setting compensation.
In addition, we believe that our compensation programs for executive officers should be appropriately tailored to encourage employees to grow our business, but not encourage them to do so in a way that poses unnecessary or excessive material risk to us. For 2020, the Compensation Committee believes that our CEO and CFO compensation is consistent with our performance and economic and competitive industry conditions, and equity incentives are aligned with our actions to grow our business and improve the Company’s profitability relative to similarly-situated companies.
Role of the Compensation Committee and Executive Officer in Compensation Decisions
The Compensation Committee and the Board had the overall responsibility for approving executive compensation and overseeing the administration of our incentive and employee benefit plans. The Compensation Committee is responsible for establishing and overseeing the overall compensation structure, policies and programs of the Company and assessing whether our compensation structure resulted in appropriate compensation levels and incentives for executive management of the Company. The Compensation Committee’s objective is to ensure that the total compensation paid to each executive officer was fair, reasonable, competitive and motivational. The Compensation Committee conducts a review of all compensation for our NEOs and works with our CEO to evaluate and approve compensation of our senior executives other than the CEO. To the extent the roles are not held by the same person, our CFO reports directly to our CEO, who supervises the day-to-day performance of the CFO. Accordingly, in that case, the CEO evaluates the CFO’s individual performance against the Company-based performance factors, and makes recommendations to the Compensation Committee regarding his compensation. The Compensation Committee strongly considers the compensation recommendations and the performance evaluations by our CEO and any recommendations of the Board of Directors with respect to any non-CEO compensation. Neither the Compensation Committee nor Company management engaged a compensation consultant in 2020 for the purpose of determining or recommending the amount or form of executive compensation.
In determining the components of compensation, the Compensation Committee discusses strategic goals for our compensation program and considers the role of each of the elements of compensation in relationship to the overall pay mix. The Compensation Committee considers the total compensation targeted for each of the NEOs, individual and Company performance and the relationship between pay and performance. The Compensation Committee works with the CEO and the Company’s human resources representative who make recommendations consistent with the guidelines established by the Compensation Committee to each element of compensation of our executive officers. The Compensation Committee evaluates the total compensation packages for our senior executives after considering the recommendations of the CEO and the Company’s human resources representative and evaluating the competitive market for executive talent, the Company’s performance relative to its competitors and the past compensation paid to each of our NEOs. The CEO does not make recommendations or participate in the Compensation Committee’s process for establishing the compensation of the CEO.
In 2020, the Compensation Committee used a competitive market study prepared by Arthur J. Gallagher & Co. (“Gallagher”) that compared the compensation of the NEOs against two data sources:
•a group of similarly-situated public companies; and
•a survey of Russell 3000 index companies, sorted by size and industry.
The Compensation Committee used the Gallagher study in considering the market competitiveness of our executive compensation program, but did not use the Gallagher study for benchmarking or in setting executive compensation targets or levels. Further, Gallagher did not provide any advice to the Compensation Committee or management of the Company with respect to executive compensation decisions. Gallagher was engaged by the Company and the Gallagher study was prepared in 2017 at the direction of the Company. For 2020, the Compensation Committee reviewed the Gallagher study in considering the market competitiveness of our executive compensation program.

If the Compensation Committee determines that there is a misalignment in pay for performance or if the compensation of the NEOs is not appropriately aligned with the competitive market, the Committee may determine, in its discretion, to provide additional compensation to our NEOs in the form of cash or equity or combination thereof. The Compensation Committee believes that discretionary awards, where warranted, can be effective in motivating, rewarding and retaining our NEOs. For additional information, see “Additional Equity Awards” below.
Say-on-Pay
At the annual meeting of our stockholders held on April 28, 2017, our stockholders recommended in an advisory vote and the Compensation Committee subsequently approved that the Company holds an advisory vote on the compensation of the Company’s NEOs annually. At the annual meeting of our stockholders held on April 29, 2020, approximately 87.0% of votes present (including abstentions and broker non-votes) voted for the “Say-on-Pay” proposal related to our NEOs. In consideration of the results, the Compensation Committee acknowledged the support received from our stockholders and viewed the results as a confirmation of the Company’s existing executive compensation policies and decisions. Accordingly, we did not significantly change our compensation principles and objectives in 2020 in response to the advisory vote of our stockholders.
Compensation of our Current President and Chief Executive Officer
On June 14, 2020, the Compensation Committee recommended, and the Board approved, Mr. Sandri’s compensation package as our interim President and CEO and CFO effective as of June 15, 2020 (and effective September 22, 2020, as our President and CEO and CFO). Until then, Mr. Sandri had been our CFO. In connection with his appointment in June, Mr. Sandri became entitled to the Company’s compensation package awarded for the chief executive officer role. In particular, during fiscal year 2020, Mr. Sandri became entitled to an annual base salary for 2020 of $900,000 (increased from $550,000 from his role as CFO), an annual cash bonus pursuant to the Short-Term Management Incentive Plan (the “STIP”) and performance based equity grants under our long-term equity incentive programs (including an increased target award under the 2020 Program (as defined below) in line with chief executive officer compensation). Additionally, Mr. Sandri is eligible to participate in the Company’s other benefit plans that are generally available to the Company’s senior officers.
Our former CEO, Mr. Penn, began a paid leave of absence effective June 15, 2020, and as of September 22, 2020, Mr. Penn was no longer with the Company and accordingly, was no longer compensated after such date, forfeited his right to the STIP for 2020 and all unvested equity awards, and received no severance.
Compensation of our New Chief Financial Officer
On February 10, 2021, the Board appointed Matthew Galvanoni as CFO of the Company, effective Monday, March 15, 2021. Mr. Galvanoni is entitled to (i) a base salary of $500,000, (ii) after 60 days of employment, eligibility to participate in the Company’s benefits programs including group medical, vision and dental plans, life and long-term disability insurance and a 401(k) plan; (iii) a homeowner relocation package through CARTUS relocation services; (iv) eligibility to participate in the Company’s annual incentive program with an individual annual bonus target equal to 100% of base salary and a maximum payment of 200% of base salary, with such bonus pro-rated for any partial year of service; and (v) reimbursement for 60 days of COBRA premiums incurred by Mr. Galvanoni prior to his becoming a participant in the Company’s group health plans. In addition, as part of the compensation package, the Board approved two grants of equity to Mr. Galvanoni:
•a grant of fully vested shares of the Company on April 1, 2021 equal to the number of shares with a fair market value of $200,000 on the date of grant.
•a grant of performance vesting awards under the Company’s 2021 Long-Term Incentive Program (as further described below) equal to 27,350 performance stock units at target, with a maximum award size of 200% of target. Following a performance period ending December 26, 2021, the RSUs earned based on 2021 performance will vest ratably over a three-year service period and settle on each of December 31, 2022, December 31, 2023 and December 31, 2024.

Components of Compensation
The principal components of compensation for our NEOs were as follows:
•base salary;
•bonuses, including annual cash incentive compensation;
•long-term incentive compensation, including awards of RSUs earned based on the achievement of performance goals, time-vested restricted stock and RSUs;
•retirement, health and welfare benefit plans; and
•certain limited perquisites and other personal benefits.
Base Salary
We provide our NEOs and other employees with a base salary to provide a fixed amount of compensation for services during the fiscal year. Base salaries and any increases thereto are determined by the Compensation Committee for each of the executive officers on an individual basis, taking into consideration an assessment of individual contributions to Company performance, length of tenure, compensation levels for comparable positions, internal equities among positions and, with respect to executives other than the CEO, the recommendations of the CEO. During fiscal year 2020, our Compensation Committee approved an increase in the annual base salary of Mr. Sandri, from $550,000 as our CFO, to $900,000, in connection with his appointment effective June 15, 2020, as our interim President and CEO and CFO. Mr. Sandri’s base salary remained the same once he became our new President and CEO on September 22, 2020.
Annual Cash Incentive Compensation
Short-Term Management Incentive Plan
The Compensation Committee currently administers the STIP, which provides for the grant of annual incentive awards payable upon achievement of specified performance goals. The awards under the STIP may be paid, at the option of the Compensation Committee, in cash, or in the Company’s common stock, or in any combination of cash and common stock. For fiscal year 2020, all STIP awards were payable in cash. For each performance period, the Compensation Committee may establish one or more objectively determinable performance goals, based upon one or more of a variety of performance criteria specified in the STIP. In addition, for bonus awards not intended to qualify as qualified performance-based compensation, the Compensation Committee may establish performance goals based on other performance criteria as it deems appropriate in its sole discretion.
2020 STIP Goals. As part of developing the Company’s compensation strategy for the fiscal year ended December 27, 2020, the Compensation Committee established annual performance goals and payout amounts for our NEOs under the STIP based on income (loss) before income taxes as a percentage of the Company’s net revenues (“PBT Margin”). The Compensation Committee used each NEO’s base salary to establish his target payout amount under the STIP, except that it pro-rated Mr. Sandri’s target payout based on his transition during the fiscal year from our CFO to our President and CEO.
The Compensation Committee chose to utilize PBT Margin in setting performance goals and target payout amounts because PBT Margin has a higher correlation to cash flow and liquidity than EBITDA and because it aligns with the Company’s goals of driving overall operational results.
For fiscal year 2020, the Compensation Committee established the following PBT Margins for our NEOs:

PBT Margin	CEO Bonus as a % of Base Salary	CFO Bonus as a % of Base Salary
2% (Threshold)	25%	25%
3%	50%	50%
4%	75%	75%
5% (Target)	100%	100%
6%	125%	125%
7%	150%	150%
8%	175%	175%
9%	200%	200%
2020 STIP Awards. For purposes of the NEOs’ bonuses pursuant to the STIP, the PBT Margin for 2020 was determined by the Compensation Committee in accordance with the Company’s audited financial statements. Following the end of 2020, the Compensation Committee determined the Company’s PBT Margin for 2020, totaled 50%. For these purposes, the Compensation Committee determined to exclude results from Pilgrim’s Pride Limited (“PPL”), which the Company acquired in October 2019, and certain non-recurring expenses such as the Company’s plea agreement with the Department of Justice (“DOJ agreement”) and settlement agreement relating to broiler chicken antitrust litigation in the STIP calculation for fiscal year 2020. For more information about how PBT Margin is calculated from our audited financial statements, see Annex A at the end of this proxy statement.
Consequently, after a review of the PBT Margin for 2020, the Compensation Committee awarded Mr. Sandri a cash bonus of $371,107 under the 2020 STIP.
Long-Term Incentive Compensation
The Company maintains the 2019 Long-Term Incentive Plan (which replaced the 2009 Long-Term Incentive Plan, and together are referred to herein as the “Plan”), which is administered by the Compensation Committee. The 2019 Long-Term Incentive Plan was approved by our stockholders at the 2019 Annual Stockholders Meeting and replaced the 2009 Long-Term Incentive Plan, which expired on December 28, 2019 pursuant to its terms. The programs described below describe the terms of our equity awards made pursuant to the Plan.
2020 Long-Term Incentive Program
For fiscal year 2020 compensation, the Compensation Committee adopted the 2020 Long-Term Incentive Program (the “2020 Program”) under the Plan. Grants under the 2020 Program were made to our NEOs in January 2020. The purpose of the 2020 Program is to demonstrate improvement against our competitors in the industry. Under the 2020 Program, participants received target awards equal to a specified percentage of their base salary, with such awards being converted to RSUs upon the Company’s achievement of the performance goals under the 2020 Program. Following the one-year performance period ended December 27, 2020, the RSUs that are earned will vest ratably over a three-year service period and settle on December 31, 2021, December 31, 2022 and December 31, 2023. When each RSU vests, it converts to one share of the Company’s common stock. Mr. Sandri participated in the 2020 Program. Mr. Penn forfeited his right to all awards made under the 2020 Program when he left the Company effective September 22, 2020, as none were vested as of such date.
Performance Metrics for 2020 Program. The Compensation Committee selected performance goals for the 2020 Program to measure the Company’s profitability as compared to the profitability of specified competitors in the Company’s three geographic business segments—the U.S., Mexico and the U.K. and Europe.
•U.S. Business Segment Performance Metric: The profitability metric selected by the Compensation Committee for the U.S. business segment is earnings before interest and taxes (“EBIT”) per processed pound, which is calculated as EBIT divided by the pounds of chicken products produced over the same period. The Compensation Committee selected a performance goal that compared EBIT per processed pound generated by our U.S. geographic business segment in 2020 to the average EBIT per processed pound generated in 2020 by the 21 U.S. poultry companies reported by Agri Stats, Inc, (the “Agri Stats Survey”).

•Mexico Business Segment Performance Metric: The profitability metric selected by the Compensation Committee for the Mexico geographic business segment is EBIT margin, which is calculated as EBIT divided by net sales. The Compensation Committee selected a performance goal that compared EBIT margin generated by our Mexico geographic business segment in 2020 to the EBIT margin generated by Industrias Bachoco S.A.B. de C.V. in 2020, a regional competitor.
•U.K. and Europe Business Segment Performance Metric: The profitability metric selected by the Compensation Committee for the U.K. and Europe geographic business segment is EBIT margin, which is calculated as EBIT divided by net sales. The Compensation Committee selected a performance goal that compared EBIT margin generated by our U.K. and Europe geographic business segment to the average EBIT margin generated by three regional competitors in 2020 2 Sisters Food Group Limited, Cranswick plc, and Scandi Standard AB. The Compensation Committee did not include PPL’s results in the U.K. and Europe geographic business segment’s EBIT margin for fiscal year 2020.
In evaluating the selection of the specified key competitors identified above, the Compensation Committee considered the financial comparative appropriateness of the Company’s competitors in Mexico and the U.K. and Europe. The Compensation Committee chose the EBIT metric under the Agri Stats Survey and the EBIT metric for Mexico and the U.K. and Europe because they provide a direct link between a NEO’s compensation and company performance, assessed in light of relevant peer companies and any positive and negative adjustments for unexpected market conditions.
2020 Program Grants. In January 2020, Mr. Sandri and Mr. Penn were granted performance-based awards under the 2020 Program that would be settled in RSUs if the awards were earned. The target award for Mr. Sandri was 16,602 RSUs and for Mr. Penn was 28,911 RSUs. Mr. Penn forfeited his right to all awards made under the 2020 Program when he left the Company. On September 22, 2020, the Board granted Mr. Sandri a target award of 28,911 RSUs, replacing his initial target award of 16,602 RSUs, in connection with his appointment as President and CEO effective as of that date and in recognition of the increased responsibilities of that role. Each NEO was entitled to receive a weighted percentage of his target award based on the Company’s achievement in each geographic business segment as follows:

Geographic Segment	Geographic Segment Weighted %	Performance Measure
U.S.	70%	EBIT per processed pound (in cents) as reported in the Agri Stats Survey
Mexico	15%	Percent performance of the Company’s EBIT margin relative to selected competitor’s reported results for fiscal year 2020
U.K. and Europe	15%	Percent performance of the Company’s EBIT margin relative to selected competitors’ reported results for fiscal year 2020
For the 2020 Program, the Compensation Committee set the target level of performance of the Company’s U.S. operations at the average set forth in the Agri Stats Survey, or two-and-a-half cents per processed pound. For the determination of percent performance of the Company relative to its competitor in Mexico, the Compensation Committee set the target level of performance at 4.00% higher than the reported EBIT margin of the Company’s competitor based on historical performance (including lower Company performance in fiscal year 2019) and expectations for fiscal year 2020 performance. For the determination of percent performance of the Company relative to its competitors in the U.K. and Europe, the Compensation Committee set the target level of performance at 1.00% higher than the reported average EBIT margin of the Company’s competitors based on historical performance (including lower Company performance in fiscal year 2019) and expectations for fiscal year 2020 performance. The Compensation Committee believes that these performance targets establish rigorous performance goals in each geographic business segment that are aligned with the Company’s short- and long-term operating and financial objectives.
The following table sets forth the performance targets for the 2020 Program grants:

	Payout Achievement Percentages(c)
Geographic Segment	50%	75%	100%	125%	150%	200%
U.S.(a)	2.00	2.25	2.50	2.75	3.00	3.50
Mexico(b)	3.00%	3.50%	4.00%	4.50%	5.00%	6.00%
U.K. and Europe(b)	0.50%	0.75%	1.00%	1.25%	1.50%	2.00%
(a)EBIT per processed pound performance target (in cents). The payout achievement percentage described below is determined by comparing the EBIT per processed pound achieved by the Company’s U.S. operations in fiscal year 2020 to the EBIT per processed pound performance targets set forth in the table above.
(b)Target positive percentage point differential in EBIT margin performance relative to competitors. The payout achievement percentage described below is determined by comparing the EBIT margin in fiscal year 2020 of the Company’s operations in Mexico or the U.K. and Europe, respectively, to the selected competitor or competitors’ EBIT margin or average EBIT margin, respectively, and calculating the percentage point differential between the two EBIT margins. If a positive percentage point differential is achieved by the Company’s Mexico operations or the U.K. and Europe operations, then the payout percentage with respect to such achievement is determined by comparing such percentage point differential achieved for fiscal year 2020 to the percentage point differential targets set forth with respect to each geographic segment in the table above.
(c)Payout percentage is a percentage of the target award corresponding to the achieved target set forth in the table.
Mr. Sandri was entitled to receive a number of RSUs under the 2020 Program calculated as the approved target award multiplied by the weighted average payout amount determined by the level of payout achievement for each geographic segment, based on actual performance rounded down to the nearest achievement metric with no proration between achievement levels. For Mr. Sandri, the payout achievement for the 2020 Program was calculated as follows:

Geographic Segment	Actual Performance	2020 Payout Achievement Percentage(a)	Geographic Segment Weighted %	Weighted Average Payout(b)
U.S.	3.55 Cents Per Processed Pound	200%	70%	140%
Mexico	(0.2)% higher than the reported EBIT margin of competitor	0%	15%	0%
U.K. and Europe	1.38% higher than the reported EBIT margin of competitors	125%	15%	19%
Total Payout Achievement(c)				159%
(a)Payout achievement percentage was the payout percentage achieved for each geographic segment in 2020, based on actual performance rounded down to the nearest achievement metric with no proration between achievement levels.
(b)The weighted average payout is determined by the payout achievement multiplied by the geographic segment weighted percentage.
(c)Total payout achievement is the sum of the weighted average payouts for all three geographic segments.
On February 10, 2021, the Compensation Committee determined that the performance conditions pertaining to the 2020 Program target awards were achieved at 159% of the approved 2020 Program targets, which resulted in 45,969 RSUs awarded to Mr. Sandri which will vest ratably over a three-year service period.
2021 Long-Term Incentive Program
For fiscal year 2021 compensation, the Compensation Committee adopted the 2021 Long-Term Incentive Program (the “2021 Program”) under the Plan. Grants under the 2021 Program were made to Mr. Sandri in February 2021, and in April 2021, to Mr. Galvanoni. Following a one-year performance period ending December 26, 2021, RSUs that are earned based on 2021 performance will vest ratably over a three-year service period and settle on each of December 31, 2022, December 31, 2023 and December 31, 2024.
2021 Free Cash Flow Long-Term Incentive Program
For fiscal year 2021 compensation, the Compensation Committee approved the 2021 Free Cash Flow Long-Term Incentive Program (the “2021 FCF Program”) under the Plan. The 2021 FCF Program replaced the 2019 Free Cash Flow Long-Term Incentive Program, which was adopted in 2019 and terminated in its entirety, with all outstanding awards thereunder canceled, on December 8, 2020. The purpose of the 2021 FCF Program is to improve retention and performance and incentivize the long-term results of the Company to achieve the best cash flow. Under the FCF Program, participants received target performance stock units (“PSUs”) that will be settled into RSUs upon the achievement of free cash flow performance targets on a cumulative basis over a three-year performance period from January 1, 2021 to December 31, 2023. Following the three-year performance period ending December 31, 2023, the earned PSUs will vest ratably over a three-year service period and settle on July 1, 2024, July 1, 2025 and July 1, 2026. Mr. Sandri is a participant in the 2021 FCF Program.
Additional Equity Awards
2020 Time-Vesting RSUs
On December 8, 2020, the Compensation Committee recommended, and the Board approved, a grant of 70,000 time-vesting RSUs to Mr. Sandri. The RSUs represent a special retention bonus in connection with his appointment as our President and CEO on September 22, 2020 and is subject to continuous employment and compliance with restrictive covenants. The RSUs vests ratably over three years on July 1, 2022, July 1, 2023 and July 1, 2024.
Previously Granted Time-Vesting RSUs
On April 30, 2019, the Compensation Committee recommended, and the Board approved, a grant of 100,000 time-vesting RSUs to each of Messrs. Sandri and Penn. These RSUs vested on July 1, 2020. The Board elected to pay Mr. Sandri and Mr. Penn cash in lieu of shares of common stock, based on the closing market price of the Company’s common stock on August 4, 2020 of $15.12 per share.
Retirement, Health and Welfare Benefit Plans
401(k) Salary Deferral Plan. Our NEOs receive no special employee benefits. During 2020, our NEOs were eligible to participate on the same basis as other employees in the Company’s 401(k) salary deferral plan (the “401(k) Plan”). Contributions to the 401(k) Plan are made up of a 30% matching contribution on the first 6% of pay to the extent such contributions are not in excess of the Code limits on contributions to 401(k) plans. Under the 401(k) Plan, the Company may make additional matching contributions or other profit sharing contributions at its discretion. There were no discretionary contributions in 2020. We do not have any other pension plan for our NEOs. In 2020, Mr. Sandri and Mr. Penn participated in the 401(k) Plan.
Nonqualified Deferred Compensation. The Company sponsors the Pilgrim’s Pride Corporation 2015 Deferred Compensation Plan (the “Deferred Compensation Plan”) to help provide for the long-term financial security of our U.S. employees who meet the Internal Revenue Service definition of a “highly compensated employee,” which includes our NEOs and certain other key personnel. Under the Deferred Compensation Plan, participants may elect to defer up to 80% of their base salary and/or up to 80% of their annual cash bonus payment as part of their personal retirement or financial planning. Highly compensated employees who elect to defer compensation in the Deferred Compensation Plan must do so annually prior to the beginning of each calendar year and may direct the investment of the amount deferred and retained by us. The Deferred Compensation Plan is administered by the administrative committee appointed by our Board, and deferred compensation may be invested in authorized funds which are similar to the investment options available under our 401(k) Plan. Under the Deferred Compensation Plan, the Company may make additional matching contributions at its discretion and currently makes a matching contribution of up to 40% on the first 3% of pay. In 2020, Mr. Sandri was the only NEO who participated in the Deferred Compensation Plan.
Health and Welfare Benefit Plans. The Company also provides a variety of health and welfare benefit plans to all eligible employees to offer employees and their families protection against catastrophic loss and to encourage healthy lifestyles. The health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Our NEOs generally are eligible for the same benefit programs on the same basis as our other domestic employees.
Perquisites and Other Personal Benefits
The Company provides certain limited perquisites and other personal benefits that we believe to be reasonable and consistent with our overall compensation program to better enable us to attract and retain competent executives for key positions. The Compensation Committee considers all and periodically reviews the levels of perquisites and other personal benefits in establishing the total compensation of our executive officers. During 2020, our NEOs were eligible to receive company-paid or company-subsidized life insurance and disability coverage on the same basis as our other U.S. employees. The Compensation Committee considered these perquisites and other personal benefits as essential and consistent with market practice in order to induce our NEOs to remain with the Company.
Severance Plan
The Company maintains the Pilgrim’s Pride Corporation Severance Plan (the “Severance Plan”) which provides severance payments to eligible employees if employment was terminated “without cause.” The Severance Plan does not cover termination due to death, disability or retirement, termination for cause or termination at the end of the leave of absence that exceeded the maximum permitted by the Company. Under the Severance Plan, in exchange for signing an enforceable waiver and release agreement, upon termination without cause, an NEO is entitled to receive as severance pay an amount equal to: 16 weeks of base pay plus two weeks of base pay per year of service in excess of two years up to a maximum of 52 weeks of base pay. In addition, if the Company provided less than two-weeks notice of termination without cause, an executive officer would have been entitled to up to two additional weeks of base pay in lieu of notice. Additional benefits available to eligible employees under the Severance Plan included career transition services as determined by the Company, including without limitation, written materials, company-sponsored training and job fairs. The terms of each NEO’s compensation do not provide for any change-in-control or retirement arrangements other than the vesting of RSUs granted to them under the Plan under certain circumstances in the case of a “change-in-control.” Mr. Penn has not received severance upon his departure from the Company on September 22, 2020. See the “2020 Potential Payments Upon Termination or Change-in-Control” table for additional information regarding the severance payable to our NEOs.
Policy on Hedging
The Company strongly discourages directors, officers and employees from engaging in hedging and monetization transactions with respect to Company securities. Hedging or monetization transactions can be accomplished through the use of various financial instruments, including prepaid variable forwards, equity swaps, collars and exchange funds. These transactions may permit continued ownership of the Company’s securities obtained through employee benefit plans or otherwise without the full risks and rewards of ownership. Any director, officer or employee wishing to enter into such an arrangement must first obtain pre-clearance from the Company’s CFO. However, if any hedging transaction is considered a short-sale under Company policy, then it is prohibited.
Policy on Pledging
The Company also strongly discourages directors, officers and employees from holding Company securities in a margin account or pledging such securities as collateral. Consequently, any director, officer or employee wishing to enter into such an arrangement must first obtain pre-clearance from the CFO.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below summarizes compensation paid to or earned by our NEOs for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(c) ($)		Non-Equity Incentive Plan Compensation(f) ($)	All Other Compensation(g) ($)	Total ($)
Fabio Sandri(a)	2020	731,731	—	1,425,900	(d)	371,107	18,193	2,546,931
Current President and CEO	2019	507,615	—	2,691,000	(e)	507,125	11,075	3,716,815
	2018	475,654	—	3,978,477		113,424	20,901	4,588,456
Jayson Penn(a)(b)	2020	720,000	—	—		—	3,665	723,665
Former President and CEO	2019	859,385	—	2,691,000	(e)	863,836	4,122	4,418,343
(a)As discussed above under “Compensation Discussion and Analysis - Executive Summary - Our NEOs,” effective June 15, 2020, Mr. Penn, our then-President and CEO began a paid leave of absence from the Company, and Mr. Sandri was appointed as our interim President and CEO and CFO. Until then, Mr. Sandri had been our CFO. On September 22, 2020, Mr. Sandri was appointed our new President and CEO. Mr. Sandri’s 2020 salary represents the sum of the prorated portions of his $550,000 base salary as CFO prior to his appointment as our interim President and CEO and CFO, and of his $900,000 base salary following his appointment to that role. For more information, see “Compensation Discussion and Analysis - Compensation of our Current President and Chief Executive Officer.”
(b)Mr. Penn’s 2020 salary represents the prorated portion of his $900,000 base salary until the end of his paid leave of absence. Following this leave of absence, Mr. Penn was entitled to no further compensation, forfeited his right to the STIP for 2020 and all unvested equity awards, and received no severance.
(c)The dollar amounts represent the aggregate grant date fair value of stock awards granted during each of the years presented. The grant date fair value of an award is measured in accordance with FASB ASC Topic 718 using the assumptions discussed in Note 16 to the Form 10-K. For the awards subject to performance conditions, the grant date fair value is based upon the probable outcome of such conditions. For 2020, the dollar amounts include only the grant date value of 70,000 time-vesting RSUs granted to Mr. Sandri. These dollar amounts exclude the performance based equity granted in 2020 under the 2020 Program, because the awards were not deemed probable of achievement as of the grant dates. Assuming the highest level of performance conditions will be achieved, the aggregate grant date fair value of the equity granted under the 2020 Program was $1,027,332 for Mr. Sandri and $1,789,013 for Mr. Penn (who forfeited all such awards as of September 22, 2020).
(d)On February 10, 2021, the Compensation Committee determined that the performance conditions pertaining to the 2020 Program target awards were achieved at 159.00% of the approved 2020 Program targets, which resulted in 45,969 RSUs awarded to Mr. Sandri, which will vest ratably over a three-year service period.
(e)Represents grant date fair value of time-vesting equity granted in fiscal year 2019, settled in cash in lieu of shares of common stock, based on the closing market price of the Company’s common stock on August 4, 2020 of $15.12 per share.
(f)Reflects annual incentive cash compensation earned for each fiscal year of service pursuant to the STIP. See “Compensation Discussion and Analysis - Components of Compensation - Annual Cash Incentive Compensation” for a discussion of the 2020 STIP.
(g)The “All Other Compensation” column includes the following items of compensation:

Name	Year	Group-term life insurance ($)	Long-term disability premium ($)	Company 401(k) Match ($)	Deferred Compensation Plan Contributions ($)	Allowances ($)	Total ($)
Fabio Sandri	2020	805	543	1,710	14,785	350	18,193
	2019	799	543	1,680	7,453	600	11,075
	2018	765	371	1,650	17,515	600	20,901
Jayson Penn	2020	955	—	1,710	—	1,000	3,665
	2019	1,242	—	1,680	—	1,200	4,122

Grants of Plan-Based Awards for Fiscal Year 2020

	Grant		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(c)			Estimated Future Payouts Under Equity Incentive Plan Awards(d)			All Other Stock Awards: Number of Shares of Stock or Units(e) (#)	Grant Date Fair Value of Stock Awards ($)
Name	Type	Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Fabio Sandri	STIP		185,554	742,214	1,484,428	—	—	—	—	—
	2020 Program(b)	01/08/2020	—	—	—	8,301	16,602	33,204	—	—
	Time-vesting	12/08/2020	—	—	—	—	—	—	70,000	1,425,900
Jayson Penn(a)	STIP		225,000	900,000	1,800,000	—	—	—	—	—
	2020 Program	01/08/2020	—	—	—	14,456	28,911	57,822	—	—
(a)On September 22, 2020, Mr. Penn forfeited his right to all awards that were not vested when his paid leave of absence ended and he formally left the Company. Mr. Penn did not receive time-vesting awards, which were granted after his departure.
(b)Represents shares of common stock underlying the 2020 Program award initially granted to Mr. Sandri when he was CFO. On September 22, 2020, the Board increased the size of Mr. Sandri’s 2020 Program target award to 28,911 RSUs (with a threshold award of 14,456 RSUs and maximum award of 57,822 RSUs), in connection with his appointment as President and CEO effective that date and in recognition of the increased responsibilities of that role. There was no incremental fair value recorded in accordance with FASB ASC Topic 718 in connection with the modification. As a result, pursuant to the rules of the SEC, this column reports the terms of the original award only.
(c)The amounts reported in these columns reflect the threshold, target and maximum amounts available under the STIP, as determined by the Compensation Committee. For more information, see “Compensation Discussion and Analysis - Annual Cash Incentive Compensation.” Actual payments were made in fiscal 2021 and the amounts were reported in the Summary Compensation Table above.
(d)Reflects the grants under the 2020 Program. As described above, as of the date of grant, the performance conditions for these awards were not deemed probable of achievement. For more information, see “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”
(e)The amounts reported in these columns reflect time-based equity grants awarded Mr. Sandri. For more information, see “Compensation Discussion and Analysis - Components of Compensation - Additional Equity Awards.”
Sandri and Penn Employment Terms
Mr. Sandri does not and Mr. Penn did not have a written employment agreement with the Company. For more information regarding compensation to our NEOs during fiscal year 2020 and the terms of our equity awards, see “Compensation Discussion and Analysis - Components of Compensation” and “Compensation Discussion and Analysis - Long-Term Incentive Compensation.”
Outstanding Equity Awards at December 27, 2020

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(b) (#)	Market Value of Shares or Units of Stock That Have Not Vested(c) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(c) ($)
Fabio Sandri	111,060	2,149,011	57,822	1,118,856
Jayson Penn(a)	—	—	—	—
(a)Mr. Penn forfeited his right to all equity awards that were not vested his paid leave of absence ended and he formally left the Company on September 22, 2020.

(b)Consists of the following outstanding shares of our restricted stock:

Name	Award	Grant Date	Shares Outstanding	Vesting
Fabio Sandri	Time-vesting	03/01/2018	3,398	Vests on 12/31/2020
	2018 Program	03/01/2018	6,272	Vests in equal installments on 12/31/2020 and 12/31/2021
	2019 Program	01/07/2019	31,390	Vests ratably over three years in equal installments on 12/31/2020, 12/31/2021 and 12/31/2022
	Time-vesting	12/08/2020	70,000	Vests ratably over three years in equal installments on 07/01/2022, 07/01/2023 and 07/01/2024
			111,060
	2020 Program(1)	01/08/2020	57,822	Vests ratably over three years in equal installments on 12/31/2021, 12/31/2022 and 12/31/2023
(1)In accordance with SEC rules, reflects the maximum payout of shares as the performance conditions pertaining to the 2020 Program target awards were achieved at 159.00% of the approved 2020 Program target for Mr. Sandri. On September 22, 2020, the Board increased the size of Mr. Sandri’s 2020 Program target award to 28,911 RSUs, in connection with his appointment as President and CEO effective that date and in recognition of the increased responsibilities of that role. In contrast with the “Grants of Plan-Based Awards Table,” which shows the original number of RSUs granted to Mr. Sandri in accordance with SEC rules, this table reflects the number of outstanding RSUs following the increase as of December 27, 2020.
(c)Values determined based on December 27, 2020 closing market price of our common stock of $19.35 per share.
Stock Vested in Fiscal Year 2020
The following table provides information regarding shares that vested during fiscal year 2020 of our NEOs:

	Stock Awards(a)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(b) ($)
Fabio Sandri	106,533	1,725,727
Jayson Penn	108,869	1,802,149
(a)Reflects the vesting of equity awards during fiscal year 2020, as further described below:

Name	Award	Shares	Date of Vesting
Fabio Sandri	Time-vesting	3,398	12/31/2019
	2018 Program	3,135	12/31/2019
	Time-vesting(1)	100,000	07/01/2020
		106,533
Jayson Penn	Time-vesting	4,247	12/31/2019
	2018 Program	4,622	12/31/2019
	Time-vesting(1)	100,000	07/01/2020
		108,869
(1)Settled in cash in lieu of shares of common stock, based on the closing market price of the Company’s common stock on August 4, 2020 of $15.12 per share.
(b)Reflects the aggregate market value of shares of our common stock vested on the applicable dates of vesting (including, for awards settled in cash, the aggregate cash value received from the Company).
Nonqualified Deferred Compensation for Fiscal Year 2020
The following table sets forth information regarding the deferral of components of our NEOs’ compensation on a basis that is not tax-qualified for the fiscal year 2020:

Name	Executive Contributions in Last Fiscal Year(a) ($)	Registrant Contributions in Last Fiscal Year(b) ($)	Aggregate Earnings (Loss) in Last Fiscal Year(c) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Fabio Sandri	21,750	14,785	13,343	(62,151)	129,148
Jayson Penn	—	—	—	—	—
(a)Amounts in this column for the Deferred Compensation Plan represent salary deferrals pursuant to the Deferred Compensation Plan and are included in the “Salary” amounts in the Summary Compensation Table above.
(b)Amounts in this column for the Deferred Compensation Plan represent company-matching awards pursuant to the Deferred Compensation Plan and are included in the “All Other Compensation” amounts in the Summary Compensation Table above. For 2019 and 2018, Mr. Sandri received $7,453 and $17,515 in matching contributions, respectively, and as a result, these sums were included as compensation in the Summary Compensation Table in previous years for the year earned, as applicable.
(c)There were no above-market or preferential earnings with respect to any deferred compensation balances.
2020 Potential Payments Upon Termination or Change-in-Control
The information below describes certain compensation that would be paid to our NEOs in the event of a termination of their respective employment with the Company or under certain circumstances in the event of a change-in-control of the Company as of the last business day of fiscal year 2020. Our NEOs would not receive any payments or benefits upon termination for cause. The Company also has no arrangements under which the NEOs would receive any payments or benefits upon a change-in-control of the Company other than immediate vesting under certain circumstances of RSUs granted to the NEOs under the Plan.

Named Executive Officer / Element of Compensation	Termination due to Death ($)		Termination due to Long-term Disability ($)		Termination Other than for Cause, Death or Disability ($)	Change-in-Control ($)
Fabio Sandri
Severance payment(a)	—		—		536,538	—
Self-insured payments	1,600,000	(b)	500,000	(c)	—	—
Immediate vesting of RSUs(d)	3,267,867		—		—	3,267,867
Total for Mr. Sandri	4,867,867		500,000		536,538	3,267,867
Jayson Penn(e)
Severance payment	—		—		—	—
Self-insured payments	—		—		—	—
Immediate vesting of RSUs	—		—		—	—
Total for Mr. Penn	—		—		—	—
(a)Calculated pursuant to the Severance Plan, as described in the Compensation Discussion and Analysis.
(b)For termination due to death not related to a business travel accident, the estate of Mr. Sandri would receive $1,000,000 from third-party insurers. For termination due to death related to a business travel accident, the estate of Mr. Sandri would receive $1,600,000 from third-party insurers.
(c)For termination due to long-term disability, Mr. Sandri would also receive approximately $15,000 per month in long-term disability payments from third-party insurers. For termination due to long-term disability, Mr. Sandri may receive up to $500,000 as a lump-sum payment from third-party insurers.
(d)If a change-in-control occurs and the equity awards are not converted, assumed or replaced by a successor entity, then immediately prior to the change-in-control the awards will become fully exercisable and all forfeiture restrictions on the awards will lapse. At December 27, 2020, Mr. Sandri held 168,882 unvested RSUs that will vest immediately when a change-in-control occurs. The amount represents the closing price of the Company’s common stock on the last trading day of the fiscal year ended December 27, 2020 of $19.35. On September 22, 2020, Mr. Penn forfeited his right to all awards that were not vested when he ceased to be the President and CEO of the Company.
(e)Mr. Penn has received no severance since his departure from the Company on September 22, 2020. In addition, Mr. Penn’s short-term, long-term disability and life insurance coverages ended on September 22, 2020.
CEO Pay Ratio for Fiscal Year End 2020
Pay Ratio
Our CEO to median employee pay ratio has been calculated in accordance with SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and in a manner consistent with Item 402(u) of Regulation

S-K. For purposes of this CEO Pay Ratio Disclosure, we annualized Mr. Sandri’s compensation as if he had served as CEO for the entire year, which resulted in annual total compensation of $2,794,093 and represents his compensation for CEO service disclosed in the Summary Compensation Table above, plus the additional base salary that would be earned for CEO service from the beginning of our fiscal year 2020. The median employee’s total annual compensation in 2020 was $22,537, calculated using the same methodology as used in the calculation of the Summary Compensation Table, consisting of base salary, bonus, stock awards, non-equity incentive plan compensation and nonqualified deferred compensation earnings, and all other compensation. As a result, the ratio of Mr. Sandri’s 2020 annual total compensation to the median employee’s 2020 annual total compensation was 124:1.
Identification of Median Employee
For purposes of identifying the median employee, we evaluated all employees, other than Mr. Sandri, employed by Pilgrim’s Pride as of December 27, 2020 and calculated each such employee’s total cash compensation as of December 27, 2020. Total cash compensation consists of annual base pay, annual wages (not including overtime), and target incentive compensation and bonuses at 100% of bonus opportunity. We did not make any material assumptions, adjustments, or estimates with respect to total cash compensation. The total compensation of each employee other than Mr. Sandri was then ranked lowest to highest to identify the median employee for 2020.

COMPENSATION RISKS
The Company has reviewed and assessed our compensation policies and practices to determine whether they are reasonably likely to have a material adverse effect on the Company. The Company’s management reviews compensation policies for the presence of certain elements that could encourage employees to take unnecessary or excessive risks; the ratios and level of incentive to fixed compensation, annual to long-term compensation and cash to equity compensation; and the comparison of compensation expense to earnings of the Company. Management’s assessment of the Company’s compensation policies is reviewed by the Compensation Committee as part of its risk oversight function.
The Company believes that its compensation programs for employees and executive officers are appropriately tailored to encourage employees to grow our business, but not to encourage them to do so in a way that poses unnecessary or excessive material risk. In particular, in 2020, the Company’s compensation programs were designed to provide the following:
•elements that balance short-term and long-term compensation;
•for our executive officers, incentive compensation that rewards performance-based on Company performance; and
•compensation with fixed and variable components.
As a result, the Company believes that executive officers and key employees receive a balance between competitive remuneration to encourage retention and compensation designed to provide opportunities to earn more by successfully executing our business strategy. The Company believes the design of these programs encourages our executive officers and key employees to perform at high levels and maximize Company performance without focusing exclusively on compensation performance metrics to the detriment of other important business metrics.
The Company also believes that its compensation program does not encourage excessive risk taking because the above compensation elements coupled with equity ownership in the Company provide a proper mix between long and short-term incentives. A significant portion of the NEOs’ total compensation is performance-based and tied to the profitability of the Company. Specifically, in 2020, Mr. Sandri was eligible to receive an annual cash bonus payable based on the Company’s PBT Margin. Additionally, Mr. Sandri has been granted equity awards and currently owns a level of equity that the Company believes provides sufficient long-term incentives. The Company believes that the NEOs’ beneficial ownership of Pilgrim’s Pride common stock, which encourages long-term focus on sustainable performance, aligns their interests with those of our stockholders. For 2020, approximately 66.4% of the total target compensation of our CEO was “at risk,” or dependent upon the Company’s performance.
Overall, the Company concluded that there were no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2020, the members of the Compensation Committee were Michael L. Cooper, Gilberto Tomazoni, and Andre Nogueira de Souza. No member of the Committee was, during 2020, an officer, former officer or employee of the Company or any of our subsidiaries. We did not have any compensation committee interlocks in 2020. See “Related Party Transactions - Reportable Transactions” for additional information on the Company’s transactions with JBS.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires our officers and Directors, and persons who own more than ten percent of our common stock (“Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Based on a review of such reports filed with the SEC during the most recent fiscal year, our internal records and any written representations from Reporting Persons, we believe that the Reporting Persons complied with all Section 16(a) filing requirements applicable to our Reporting Persons for the fiscal year ended December 27, 2020, except for the following due to administrative oversight: two late Form 4s on behalf of Mr. Sandri, one of which was filed on March 27, 2020 to report restricted stock units earned upon the certification of certain performance metrics on February 20, 2020 and one of which was filed on January 7, 2021 to report restricted stock units granted on December 8, 2020; one late Form 4 was filed on behalf of each of Mr. Cruz de Vasconcellos, Mr. Cooper, and Ms. Aslam on May 13, 2020 to report restricted stock units granted on April 29, 2020; one late Form 4 was filed on behalf of Mr. Celis on May 19, 2020 to report restricted stock units granted on April 29, 2020; one late Form 4 was filed on behalf of Mr. Macaluso on May 28, 2020 to report restricted stock units granted on April 29, 2020; and one late Form 4 was filed on behalf of Mr. Penn on March 27, 2020 to report restricted stock units earned upon the certification of certain performance metrics on February 20, 2020.
SECURITY OWNERSHIP
The following table sets forth certain information with respect to the beneficial ownership of our common stock by (1) each person known by us to own more than 5% of the outstanding shares of our common stock (the only class of voting securities outstanding); (2) each of our Directors and Director nominees; (3) our NEOs; and (4) all of our current Directors and executive officers as a group. The information below is provided as of March 9, 2021, unless otherwise indicated below.

Name and Beneficial Owner(a)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Outstanding Common Stock	Percent of Voting Power
JBS Wisconsin Properties, LLC(b)	195,445,936	80.21%	80.21%
Fabio Sandri	493,323	*	*
Matthew Galvanoni	—	*	*
Jayson Penn(c)	279,101	*	*
Farha Aslam	4,960	*	*
Arquimedes A. Celis	4,960	*	*
Michael L. Cooper	15,131	*	*
Joanita Karoleski(d)	—	*	*
Ajay Menon(d)	—	*	*
Gilberto Tomazoni	—	*	*
Vincent Trius	—	*	*
Andre Nogueira de Souza	—	*	*
Wallim Cruz De Vasconcellos Junior	7,746	*	*
All current executive officers and Directors as a group (10 persons)(a)	196,251,157	80.54%	80.54%
*    Less than 1%.
(a)Unless otherwise noted, the address for each individual is c/o Pilgrim’s Pride Corporation, 1770 Promontory Circle, Greeley, CO 80634-9038. To our knowledge, except as otherwise indicated, each of the persons listed above has sole voting and investment power with respect to shares beneficially owned.
(b)JBS Wisconsin Properties, LLC is a wholly owned, indirect subsidiary of JBS and indirectly beneficially owns 195,445,936 shares of our common stock. JBS is ultimately controlled by Joesley Mendonça Batista and Wesley Mendonça Batista, who jointly control and equally and indirectly own: (1) 100% of the equity interests in J&F Investimentos S.A., a Brazilian corporation, which owns approximately 36.52% of the outstanding capital of JBS; and (2) 100% of the equity interests in Fundo de Investimento em Participações Multiestratégia Formosa, a Brazilian investment fund, which owns approximately 5.84% of the outstanding capital of JBS. Additionally, Joesley Mendonça Batista and Wesley Mendonça Batista equally and indirectly own 49.99% of the common shares and 100% of the preferred shares of each of Banco Original S.A. and Banco Original do Agronegócio S.A., Brazilian financial institutions which own 0.001% and 0.023% of the outstanding capital of JBS, respectively. However, Joesley Mendonça Batista and Wesley Mendonça Batista do not control either entity. The address of JBS Wisconsin Properties, JBS and JBS Wisconsin Properties, LLC is 1770 Promontory Circle, Greeley, CO 80634-9038.
(c)Reflects the number of shares held as of September 22, 2020, the date Mr. Penn left the Company from his role as President and CEO.
(d)Ms. Karoleski and Mr. Menon joined the Board of Directors in March 2021.

RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
During 2020, in accordance with its Charter, our Audit Committee was responsible for reviewing and approving the terms and conditions of all proposed transactions required to be disclosed under Item 404 of Regulation S-K, including transactions between us and any of our officers or Directors, or relatives or affiliates of any such officers or Directors. Furthermore, our Certificate of Incorporation provides that all transactions required to be disclosed under Item 404 of Regulation S-K under the Exchange Act (“related party transactions”) must first be reviewed, evaluated and approved by the Audit Committee or other committee comprised solely of independent directors, such approval to be evidenced by a resolution stating that such committee has, in good faith, unanimously determined that such transaction complies with the provisions of our Certificate of Incorporation governing related party transactions. Any Audit Committee or other independent body member who was or is not independent with respect to a related party transaction under review has been required by our Audit Committee Charter to disclose his or her lack of independence to the remaining committee members and abstain from the review and approval of that transactions. Under our Certificate of Incorporation, neither we nor any of our subsidiaries may enter into certain sale and purchase transactions with or for the benefit of JBS and its affiliates, except on fair and reasonable terms that are no less favorable to us and/or our applicable subsidiary than those that could have been obtained in a comparable arm’s-length transaction with an unrelated third party. Additionally, pursuant to our Governance Policies, we will not make significant charitable contributions to organizations in which a Director or his/her family member is affiliated, enter into consulting contracts with (or otherwise provide indirect forms of compensation to) a Director, or enter into transactions (other than service as a Director) with the Director or any business or nonprofit entity in which the director is a general partner, controlling stockholder, officer, manager, or trustee, or materially financially interested, without the prior approval of a majority of disinterested members of the full Board, and, if required by Nasdaq rules, the Audit Committee.
Reportable Transactions
Since December 30, 2019, the start of our fiscal year 2020, these transactions, along with all other related party transactions, received the approval of our Audit Committee. With the assistance of our management’s analysis, the Audit Committee reviewed the terms of all contracts entered into with related parties and determined that they were substantially similar to, and contained terms not less favorable to us than, those obtainable from unaffiliated parties.
The following are our related party transactions with amounts shown for the fiscal year 2020 (in thousands):

Expenditures paid by JBS USA Food Company(a)(b)	$39,025
Expenditures paid on behalf of JBS USA Food Company(b)	16,266
Sales to related parties(c)	17,880
Purchases from related parties(c)	151,582
(a)On January 19, 2010, we entered into an agreement with JBS USA, a subsidiary of JBS, in order to allocate costs associated with the procurement of SAP licenses and maintenance services by JBS USA for both JBS USA and the Company. Under this agreement, the fees associated with procuring SAP licenses and maintenance services are allocated between the Company and JBS USA in proportion to the percentage of licenses used by each company. The agreement expires on the date of expiration, or earlier termination, of each underlying SAP license agreement.
(b)On May 5, 2010, we entered into an agreement with JBS USA in order to allocate the costs of supporting the business operations by one consolidated corporate team, which had historically been supported by their respective corporate teams. Expenditures paid by JBS USA on behalf of the Company will be reimbursed by the Company, and expenditures paid by the Company on behalf of JBS USA will be reimbursed by JBS USA. This agreement will expire on December 31, 2021.
(c)We routinely enter transactions to sell our products to JBS USA and its subsidiaries and purchase products from them. During 2020, we sold products to JBS USA of $14.2 million, JBS Australia Pty. Ltd. of $2.5 million, Combo, Mercado de Congelados of $0.9 million, and JBS Chile Ltda. of $0.2 million. In the same year, we purchased products from JBS USA of $142.6 million, Seara Meats B.V. of $8.1 million, JBS Global (UK) Ltd. of $0.7 million, and JBS Toledo NV of $0.2 million.

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Board of Directors recommends the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. For information on the fees paid to KPMG LLP in fiscal years 2020 and 2019, see “Independent Registered Public Accounting Firm Fee Information.”
Representatives of KPMG LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. They will be given the opportunity to make a statement if they wish to do so.
Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021. Proxies will be so voted unless stockholders specify otherwise.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and the independent registered public accounting firm, risk assessment and risk management. The Audit Committee manages the Company’s relationship with its independent registered public accounting firm (who reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
The Company’s management has primary responsibility for preparing our financial statements and for our financial reporting process. Our independent registered public accounting firm is responsible for auditing those annual financial statements and expressing an opinion on the conformity of the Company’s audited financial statements with U.S. GAAP. The Audit Committee’s responsibility is to monitor and review these processes and have direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements, but not to verify independently the information provided to the Audit Committee.
In this context, the Audit Committee hereby reports as follows:
1.    The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.
2.    The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.
3.    The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
4.    Based on the review and discussions set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020 for filing with the SEC.
The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Audit Committee
Michael L. Cooper, Chairman Wallim Cruz De Vasconcellos Junior

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION
The following table shows the aggregate fees for services rendered by KPMG LLP, the Company’s independent registered public accounting firm for the fiscal years indicated:

	2020	2019
Audit fees(a)	$3,326,410	$3,002,177
Audit-related fees(b)	—	12,520
Tax fees(c)	68,158	87,114
All other fees	—	—
Total	$3,394,568	$3,101,811
(a)Audit fees incurred are for the annual audit of the Company’s financial statements, the audit of internal controls over financial reporting (i.e., the Sarbanes-Oxley 404 Audit), the reviews of our quarterly reports on Form 10-Q, and statutory audits required in Mexico and the U.K. and Europe.
(b)Audit-related services principally include other attestation services such as agreed-upon procedures required for compliance with contracts or other statutes.
(c)Tax-related services included tax advice and return preparation related to our Mexico and U.K. and Europe subsidiaries.
The Audit Committee pre-approved all audit and non-audit fees of the independent registered public accounting firm during 2020 and 2019.
Pre-Approval Policies and Procedures
In accordance with its Charter, our Audit Committee has established policies and procedures by which it approves in advance any audit and permissible non-audit services to be provided by our independent registered public accounting firm. Under these procedures, prior to the engagement of the independent registered public accounting firm for pre-approved services, requests or applications for the independent registered public accounting firm to provide services must be submitted to our CFO, or his designee, and the Audit Committee and must include a detailed description of the services to be rendered. The CFO, or his designee, and the independent registered public accounting firm must ensure that the independent registered public accounting firm is not engaged to perform the proposed services unless those services are within the list of services that have received the Audit Committee’s pre-approval and must cause the Audit Committee to be informed in a timely manner of all services rendered by the independent registered public accounting firm and the related fees.
Requests or applications for the independent registered public accounting firm to provide services that require additions or revisions to the 2020 pre-approval will be submitted to the Audit Committee (or any Audit Committee members who have been delegated pre-approval authority) by the CFO or his designee. Each request or application must include:
•a recommendation by the CFO (or designee) as to whether the Audit Committee should approve the request or application; and
•a joint statement of the CFO (or designee) and the independent registered public accounting firm as to whether, in their view, the request or application is consistent with the SEC’s regulations and the requirements for auditor independence of the PCAOB.
The Audit Committee also will not permit the engagement to provide any services to the extent that the SEC has prohibited the provision of those services by independent registered public accounting firms.
The Audit Committee delegated authority to the Chairman of the Audit Committee to:
•pre-approve any services proposed to be provided by the independent registered public accounting firm and not already pre-approved or prohibited by this policy up to $25,000;
•increase any authorized fee limit for pre-approved services (but not by more than 30% of the initial amount that was pre-approved) before we or our subsidiaries engage the independent registered public accounting firm to perform services for any amount in excess of the fee limit; and

•investigate further the scope, necessity or advisability of any services as to which pre-approval is sought.
The Chairman of the Audit Committee is required to report any pre-approval or fee increase decisions to the Audit Committee at the following Audit Committee meeting.

PROPOSAL 5. APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
Our Board of Directors has approved, and recommends for approval by the stockholders, an amendment to Article Five, Section 5.2(b) of our Certificate of Incorporation.
Article Five of the Company’s Certificate of Incorporation provides for a specified number of JBS Directors and Equity Directors, based upon the percentage ownership of JBS in the Company. In particular, the Certificate of Incorporation provides that the JBS Stockholder will have seven (7) directors if it owns at least 80% of our issued and outstanding Common Stock and eight (8) directors if it owns at least 90% of our issued and outstanding Common Stock. Under the proposed amendment, the JBS Nominating Committee may choose to maintain only six (6) JBS Directors on the Board (rather than seven (7) or eight (8), respectively) if it beneficially owns at least 80% of our issued and outstanding Common Stock, in which case there would be three (3) Equity Directors (rather than two (2) Equity Directors or one (1) Equity Director, respectively).
The Company is proposing this amendment to the Certificate of Incorporation because it provides for more stability in the Company’s corporate governance as well as flexibility to determine the best corporate governance structure for the Board at a particular time. Moreover, we believe the amendment is in the best interests of all of our stockholders by providing the option in certain circumstances to maintain a larger number of Equity Directors on our Board and on the Equity Nominating Committee.
The amendment to Article Five of the Certificate of Incorporation is set forth in Annex B. The Board also has approved a corresponding amendment to the Company’s Bylaws. The Company’s Equity Nominating Committee and JBS Nominating Committee have also each unanimously approved the amendments to the Certificate of Incorporation and Bylaws. If adopted, the amendment will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would expect to do as soon as practicable after the amendment is adopted by stockholders.
Our Board of Directors recommends that you vote “FOR” the approval of the amendment to the Certificate of Incorporation. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 6. STOCKHOLDER PROPOSAL TO PROVIDE A REPORT REGARDING THE REDUCTION OF WATER POLLUTION
Mercy Investment Services, Inc., located at 2039 North Geyer Road, St. Louis, MO 63131, and Adrian Dominican Sisters, located at 1257 East Siena Heights Drive, Adrian, MI 49221, have advised us that they plan to introduce the following resolution (the “Co-filers”). The Company will furnish to stockholders information regarding the shares of common stock purportedly owned by each of these Co-filers promptly upon receiving an oral or written request for such information.
The Board of Directors recommends that the stockholders vote AGAINST the proposal submitted by the Co-filers. The Company takes no responsibility for the accuracy of the Co-filers’ statements.
WHEREAS: Meat production is the leading source of water pollution in the U.S., exposing 5.6 million Americans to nitrates in drinking water and toxic algal blooms.1 Cultivation of feed ingredients for the 45 million chickens2 produced weekly by Pilgrim’s is a source of water pollution from fertilizer washing off fields if improperly managed. Manure from over 4,900 poultry farms supplying Pilgrim’s3 may contain nutrients, antibiotic-resistant bacteria, and pathogens which can pollute waterways, endangering public health and the environment. Pilgrim’s is therefore vulnerable to regulatory actions to mitigate these pollution streams.
Several states where Pilgrim’s has processing operations4 have tightened requirements related to nutrient management, manure disposal, field application of manure, and groundwater monitoring for animal agriculture.5 At the federal level, the Farm System Reform Act would pose significant operational challenges to vertically integrated meat processors. Introduced in May 2020, the law is motivated by concerns pertaining to the health and environmental externalities associated with meat production.6
Pilgrim’s disclosures and policies lag those of its peers. Tyson Foods has committed to support improved fertilizer practices on two million acres of corn.7 Sanderson Farms now uses SASB standards to report its plans to manage risks specifically associated with supply chain water pollution.8 Sanderson’s disclosure renders Pilgrim’s the sole remaining large, publicly-traded poultry processor failing to report to shareholders how it intends to manage these risks.
Additionally, many of Pilgrim’s largest customers increasingly expect their meat suppliers to improve mitigation of pollution streams.9 Failing to address this risk may harm Pilgrim’s position as a competitive supplier.
Pilgrim’s is working to reduce the quantity of the water it uses and has a policy requiring “vendors” to comply with applicable environmental laws and regulations, encouraging them to “use best efforts to meet industry best practices and standards and responsibly manage the environmental impact of their operations.”10 However, neither Pilgrim’s disclosures nor its policies specifically address the primary drivers of the company’s water pollution footprint, including manure from contracted facilities and nutrient runoff from feed crops. Pilgrim’s disclosures lack sufficient detail to assure investors that it is adequately managing the risks associated with water pollution within its supply chain.

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1 https://www.epa.gov/nutrientpollution/sources-and-solutions; http://www.fao.org/3/CA0146EN/ca0146en.pdf; http://www.fao.org/3/CA0146EN/ca0146en.pdf; https://ehjournal.biomedcentral.com/articles/10.1186/s12940-018-0442-6.
2 https://ir.pilgrims.com/static-files/e3600306-6cfa-4e6e-bae6-30bd760a13c5.
3 Ibid.
4 https://www.epa.gov/toxics-release-inventory-tri-program/tri-basic-data-files-calendar-years-1987-2017.
5 https://www.opb.org/news/article/washington-dairy-pollution-regs/; https://www.environmentalintegrity.org/wp-content/uploads/2017/02/Shenandoah-Report.pdf; https://www.jsonline.com/story/news/politics/2017/01/07/state-wants-jump-start-manure-project/96212456/; https://www.nytimes.com/2018/07/09/us/algae-blooms-florida-nyt.html; https://www.flgov.com/wp-content/uploads/2019/01/EO-19-12-.pdf.
6 https://www.congress.gov/bill/116th-congress/senate-bill/3221/text.
7 https://www.tysonsustainability.com/environment/land-stewardship.
8 https://ir.sandersonfarms.com/static-files/a11fcbd2-9dc4-441a-ae92-8258d316280d.
9 https://www.walmartsustainabilityhub.com/project-gigaton/agriculture https://www.tescoplc.com/sustainability/planet/agriculture/ https://corporate.mcdonalds.com/corpmcd/scale-for-good/our-planet/protecting-water-resources.html; https://www.yum.com/wps/wcm/connect/yumbrands/badc9774-4800-4f50-93f2-c81344c279d9/2020-Water-Secuirty-09 0420.pdf?MOD=AJPERES&CVID=nhk.faI.
10 https://sustainability.pilgrims.com/stories/supplier-code-of-conduct/.

RESOLVED: Shareholders of Pilgrim’s Pride Corporation request a report assessing if and how the company plans to increase the scale, pace, and rigor of its efforts to reduce water pollution from its supply chain. This report should omit proprietary information, be prepared at reasonable cost, and be made available to shareholders by December l, 2021.
Supporting statement: Although we defer to management for the precise contents, investors believe that meaningful disclosure within the report could include:
•requirements for manure management practices intended to prevent water pollution
•requirements for leading practices for nutrient management and pollutant limits throughout contract farms and feed suppliers, with a focus on verifiably reducing nitrate contamination
•plans to verify suppliers’ compliance with Pilgrim’s policies
Board of Directors’ Statement in Opposition to Stockholder Proposal to Provide a Report Regarding the Reduction of Water Pollution
The Board of Directors believes that the Company’s current practices and procedures sufficiently address the concerns raised in the proposal, and that providing the contemplated report is unnecessary and would impose costs on the Company that will not create value for our stockholders or the communities in which we operate. The Board of Directors further believes that a separate report is not an effective way to “increase the scale, pace and rigor of its efforts to reduce water pollution from its supply chain” as requested by the proposal.
We are committed to our role as a steward of the environment in the areas where we do business. As part of our commitment to the environment, we have been in the process of upgrading wastewater treatment facilities at a number of our facilities. Our wastewater facilities, whether owned or under contract, are operated in accordance with site-specific permit requirements, which are established by the local authorities governing these operations. We also expect responsible and efficient water stewardship from our industry partners, including our suppliers. We contract primarily with independent contract growers to raise the live chickens processed in our poultry operations.
We strive to support growers in their efforts to run their businesses wisely and to be independent and sustainable enterprises. While these contract growers are independent contractors responsible for their own farms and for day-to-day regulatory compliance, we require that our contract growers comply with all local, state, and federal environmental regulations applicable to their operations. Moreover, we are not aware of any court judgments or regulatory rulings finding that our live bird operations pose a danger to the environment or neighboring water sources.
We are proud of the water conservation and environmental measures that we currently have in place. Water is an essential component of our food safety and quality processes, and we take actions to protect and preserve water quality, particularly in and around our facilities. We have always valued and are committed to supporting improved environmental practices.
In light of current practices and continuous efforts with respect to water conservation and quality, the Board of Directors believes the Company is addressing the concerns raised in the proposal and a report is unnecessary and not in the best interests of our stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal.
Our Board of Directors recommends that you vote “AGAINST” this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 7. STOCKHOLDER PROPOSAL TO PROVIDE A REPORT ON HUMAN RIGHTS DUE DILIGENCE
Oxfam America Inc. (“Oxfam”), located at 226 Causeway Street, 5th Floor, Boston, MA 02114, has advised us that it plans to introduce the following resolution. Oxfam America Inc. purports to hold at least $2,000 of the Company’s common stock.
The Board of Directors recommends that the stockholders vote AGAINST the proposal submitted by Oxfam. The Company takes no responsibility for the accuracy of Oxfam’s statements.
RESOLVED: Shareholders request the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on Pilgrim’s Pride’s human rights due diligence (HRDD) process to assess, identify, prevent and mitigate actual and potential adverse human rights impacts.
Supporting Statement: We recommend the report:
•Include the human rights principles used to frame its risk assessments;
•Outline the human rights impacts of Pilgrim Pride’s business activities, including company-owned operations, contract growers, and supply chain, and plans to mitigate any adverse impacts;
•Explain the types and extent of stakeholder consultation; and
•Address Pilgrim Pride’s plans to track effectiveness of measures to assess, prevent, mitigate, and remedy adverse human rights impacts.
Companies that fail to address human rights concerns risk backlash from communities, customers, and regulators, which poses significant harm to long-term shareholder value. Industrial meat production exposes workers, farmers, and communities to actual and potential adverse human rights impacts. Poultry processing workers, including at Pilgrim’s Pride, have routinely faced serious labor rights violations, including injuries from unsafe line speeds and other hazards, exposure to toxins, wage and hour violations, sexual harassment, and workplace discrimination.1 In addition to risks faced by workers, surrounding communities are also impacted by processing plants’ interference with their right to clean water.2
The COVID-19 pandemic has severely aggravated these dangers,3 with the poultry industry being infection hotspots in multiple states.4 Workers at Pilgrim’s Pride have complained about insufficient protections, working in spite of fevers and presenting COVID-19 symptoms, and lacking information about exposure to infected individuals, which has led to publicized protests, including one with an employee holding a ‘Workers Are Not Slaves’ sign.5 Workers also relayed that Pilgrim’s Pride failed to provide adequate protection equipment, and are asked to “re-use them day after day.”6 Investigators found that multiple Pilgrim’s Pride workers have become infected and some have died from COVID-19.7

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1 https://www.oxfamamerica.org/static/media/files/Lives_on_the_Line_Full_Report_Final.pdf; https://www.hrw.org/report/2019/09/04/when-were-dead-and-buried-our-bones-will-keep-hurting/workers-rights-under-threat.
2 https://prairierivers.org/wp-content/uploads/2018/10/Slaughterhouse-report-10.11.18.pdf; https://feedingourselvesthirsty.ceres.org/company-scorecards/pilgrims-pride.
3 https://www.oxfamamerica.org/explore/research-publications/disposable/.
4 https://investigatemidwest.org/2020/04/16/tracking-covid-19s-impact-on-meatpacking-workers-and-industry/; https://thefern.org/2020/04/mapping-covid-19-in-meat-and-food-processing-plants/.
5 https://qz.com/africa/1871345/somalis-took-on-a-minnesota-meatpacking-plant-to-stop-covid-19/.
6 https://www.wctv.tv/2020/07/07/employees-claim-covid-outbreak-at-pilgrims-pride/.
7 https://thefern.org/2020/04/mapping-covid-19-in-meat-and-food-processing-plants/; https://www.newsobserver.com/news/coronavirus/article242898471.html; https://www.denverpost.com/2020/09/16/workers- protest-covid-fine-jbs-greeley/; https://www.nwaonline.com/news/2020/aug/05/meat-firms-fight-worker-death-claims/.

Increased public scrutiny on these harmful production practices generates significant financial risk. The poultry processing industry is plagued by legal complaints, fines8, and investigations9 revealing patterns of workplace violations. Pilgrim’s Pride and its subsidiaries have accumulated numerous fines, totaling $34.7M in penalties together with corporate parent JBS.10 Though Pilgrim’s Pride commits to “not permit degrading conditions in the workplace that could put our team members’ health or lives at risk”11 repeated investigations, fines, and lawsuits indicates that meaningful steps need be taken to ensure that the company upholds this promise.
The UN Guiding Principles on Business and Human Rights12 affirm that corporations have a responsibility to respect human rights within company-owned operations and throughout their supply chain. To meet this responsibility, companies are expected to conduct HRDD, informed by the core international human rights instruments, to assess, identify, prevent, and mitigate adverse human rights impacts.13 To protect its long-term financial interest, Pilgrim’s Pride should do just that.
Board of Directors’ Statement in Opposition to Stockholder Proposal to Provide a Report on Human Rights Due Diligence
The Company is strongly committed to protecting human rights in our business activities, including our owned-operations, contract growers and supply chain. We also greatly value the health and safety of our employees and other parties associated with our operations and we continue to focus on creating a workplace atmosphere with the goal of eliminating workplace incidents, risks and hazards, including in light of COVID-19. We are committed to operating our business in conformity with all laws and regulations applicable to the health and safety of our workforce or human rights.
The stockholder proposal focuses on requiring the Company to provide a report on the efforts we are taking in the realm of human rights due diligence. While the Board of Directors is strongly committed to promoting social responsibility and human rights throughout every facet of our operations, the Board of Directors believes the Company’s present practices and procedures appropriately and adequately address the concerns raised in the proposal. Accordingly, the Board of Directors believes that, in view of the Company’s continued engagement and commitment to actions in connection with human rights issues, providing the contemplated report is unnecessary and would impose additional costs on the Company.
Our human rights values can be traced to our Code of Conduct that was adopted by the Board of Directors. The Code of Conduct sets high standards for the Company’s team members, including the Company’s employees, officers and directors. A few of the key areas we focus on include:
•health and safety in the workplace;
•the right to legal wages and benefits;
•appropriate working hours and overtime pay;
•prevention of child labor or forced labor;
•the fair and ethical treatment of all team members, including non-discrimination; and
•our employees’ rights to join or not join a trade union or to have recognized employee representation as required by local law.

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8 https://www.ehstoday.com/safety/article/21918131/pilgrims-pride-adds-to-flock-of-osha-violations
9 https://www.nelp.org/news-releases/gao-report-finds-injured-meat-poultry-workers-denied-medical-care-at-worksite/; See also https://www.al.com/news/2020/01/congresswoman-urges-investigation-after-death-of-pilgrims-pride-worker.html (detailing threats of investigations).
10 https://violationtracker.goodjobsfirst.org/parent/jbs
11 https://sustainability.pilgrims.com/chapters/team-members/
12 https://www.ohchr.org/Documents/Publications/GuidingPrinciplesBusinessHR_EN.pdf
13 https://www.ohchr.org/en/professionalinterest/pages/coreinstruments.aspx; https://www.ilo.org/declaration/lang--en/index.htm;
http://www.oecd.org/investment/mne/1922428.pdf

Additionally, we engage in a number of practices that make the report requested by Oxfam unnecessary. First, we have engaged an independent third party to maintain an “Ethics Hotline” through both a toll-free phone number and a web-based reporting platform for team members to anonymously report suspected violations of our Code of Conduct or the law. The Ethics Hotline provides an effective tool for gauging the effectiveness of our Code of Conduct and we continuously monitor and respond to all reported matters.
Further, our human resources department, working in collaboration with management, works directly with our facilities to drive improvement in worker conditions and facilitate compliance with applicable laws and regulations. Our human resources department also conducts training courses for our team members that focus on topics such as workplace health and safety, sexual harassment, discrimination in the workplace and environmental impacts of our operations, among others. We believe that these training programs promote a workplace culture that acknowledges the importance of all human rights.
In that same vein, the health and safety of our employees is our priority. Measures we have implemented during COVID-19 include, but are not limited to: increasing physical distancing of our employees, where possible, by staggering start and shift breaks, placing on-site tents to create more space for employees at break and at meal times, and installing physical barriers to distance employees while working on production lines; adding temperature and symptom screening stations for employees prior to entering our facilities; increasing personal hygiene practices and providing our employees additional personal protective equipment and sanitation stations; and increasing sanitation of our facilities.
We also expect our industry partners, including our suppliers and contract growers, to operate their businesses in a manner that promotes ethical behavior and that focuses on managing the impacts of their operations on their workers and the communities in which they operate. While the contract growers that we work with to raise the live chickens processed in our poultry operations are independent contractors responsible for their own farms and for day-to-day regulatory compliance, we require that our contract growers comply with all local, state, and federal environmental regulations applicable to their operations.
In light of current practices and continuous efforts with respect to promoting human rights initiatives, the Board of Directors believes the Company is addressing the concerns raised in the proposal and a report on human rights due diligence is unnecessary and not in the best interests of our stockholders. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this proposal.
The Code of Conduct is publicly available to all stockholders on our website at ir.pilgrims.com/.
Our Board of Directors recommends that you vote “AGAINST” this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

PROPOSAL 8. STOCKHOLDER PROPOSAL TO INTEGRATE ESG METRICS INTO EXECUTIVE COMPENSATION
The Office of the Comptroller of the State of New York (the “NYS Comptroller”), located at 59 Maiden Lane, 30th Floor, New York, NY 10038, has advised us that it plans to introduce the following resolution. The NYS Comptroller purports to hold at least $2,000 of the Company’s common stock.
The Board of Directors recommends that the stockholders vote AGAINST the proposal submitted by the NYS Comptroller. The Company takes no responsibility for the accuracy of the NYS Comptroller’s statements.
RESOLVED: Shareholders of Pilgrim’s Pride Corporation (Pilgrim’s Pride) urge the Board of Directors to examine and report to shareholders, at reasonable cost and omitting proprietary information, describing if, and how, it plans to integrate ESG metrics into the performance measures of named executive officers under the Company’s incentive compensation plans. “ESG metrics” is defined as how environmental, social and governance considerations, and related financial impacts, are integrated into corporate strategy over the long-term.
Supporting Statement:
Strong management of ESG risks has a positive effect on long-term shareholder value, value creation, and sustainability. Conversely, failure to adequately manage and disclose performance on ESG issues can pose regulatory, legal, reputational, and financial risks to a company.
Investors are increasingly calling for improved corporate disclosure for performance on material ESG issues. According to the 2019 UN Global CEO Study, 84% of executives from the world’s largest companies cited a clear link between sustainability and business value.
Additionally, that study found 66% of CEOs would agree to have their compensation linked to sustainability performance. A recent Mercer survey of 135 U.S. and Canadian companies found 30% of respondents use ESG metrics in their incentive compensation plans and 21$ are considering incorporating metrics.
Effectively managing ESG issues offers positive opportunities for companies and should be a key metric by which executives are judged. By integrating ESG metrics into executive compensation, companies can reduce risk related to ESG underperformance by incentivizing executives to meet sustainability goals, thereby achieving greater long-term value for shareholders.
The Sustainability Accounting Standards Board identifies various material ESG issues at Pilgrim’s Pride, including greenhouse gas emissions, energy and water management, land use and ecological impacts, food safety, workforce, health and safety, animal care and welfare. While Pilgrim’s Pride has taken various steps to address some of these issues, significant problems remain, including:
•A criticized response to the COVID-19 pandemic, leading to legal action by employees, alleging plant operators disregarding health and safety guidelines.1
•Established record of severe disabling and life-threatening injuries and death among its employees at its poultry processing plants.2
•Repeated health and safety violations that have led to fines through regulatory violations and lawsuit settlements.3

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1 https://www.bloomberglaw.com/product/health/document/X9LUGD5G000000; https://www.startribune.com/pilgrim-s-pride-workers-protest-company-s-covid-19-policies/570022352/.
2 https://www.hrw.org/report/2019/09/01/when-were-dead-and-buried-our-bones-will-keep-hurting/workers-rights-under-threat#; https://delauro.house.gov/media-center/press-releases/delauro-urges-comprehensive-osha-investigation-worker-fatality-jbs.
3 https://www.osha.gov/news/newsreleases/region4/07272016; https://www.ehstoday.com/safety/article/21918131/pilgrims-pride-adds-to-flock-of-osha-violations; https://violationtracker.goodjobsfirst.org/prog.php?parent=&major_industry_sum=&primary_offense_sum=&agency_sum=&hq_id_sum=&company_op=starts&company=pilgrim%27s+pride.

•High-profile allegations, investigations, and lawsuits related to hiring discrimination and retaliation.4
•Lagging behind its peers in implementing best practices and disclosure relating to addressing the environmental impacts of its operations.5
•Criticized animal care and welfare practices.6
Recent events, including the COVID-19 pandemic and the struggle for racial equity, have illustrated the importance of ESG issues and their impact on companies. By integrating ESG metrics into executive compensation incentive plans, Pilgrim's Pride could incentivize its executives to improve ESG performance, thereby addressing risks and achieving greater long-term value for shareowners.
Board of Directors’ Statement in Opposition to Stockholder Proposal to Integrate ESG Metrics Into Executive Compensation
The Board of Directors believes that the Compensation Committee is in the best position to determine the appropriate metrics for executive compensation. As discussed in “Compensation Discussion and Analysis,”
our compensation principles are intended to implement our core objectives of attracting key leaders, motivating our executives to remain with the Company for long and productive careers, rewarding sustained financial and operating performance and leadership excellence and aligning the long-term interests of our executives with those of our stockholders. We believe that executive compensation should be linked to building long-term stockholder value while remaining consistent with our business objectives and values, and should be competitive in relation to the marketplace. In determining the components of compensation, the Compensation Committee discusses these and other strategic goals for our compensation program, and considers the role of each of the elements of compensation in relationship to the overall pay mix.
The Compensation Committee considers the total compensation targeted for each of the NEOs, individual and Company performance and the relationship between pay and performance. The Compensation Committee works with the CEO and the Company’s human resources representative, who make recommendations consistent with the guidelines established by the Compensation Committee to each element of compensation of our executive officers. The Compensation Committee evaluates the total compensation packages for our senior executives after considering the recommendations of the CEO and the Company’s human resources representative and evaluating the competitive market for executive talent, the Company’s performance relative to its competitors and the past compensation paid to each of our NEOs. This flexible approach enables the Compensation Committee to use its discretion and business judgment to design and implement effective compensation packages that retain and attract highly qualified executive officers, while ensuring that those officers are properly incentivized to contribute substantially to our success, as our business evolves.
Because the Compensation Committee is in the best position to determine appropriate executive compensation and the Company has already put in place numerous ESG initiatives, including those detailed in “Part I, Item 1. Business—Human Capital Resources” in our Annual Report on Form 10-K, the Board of Directors believes that a report on the incorporation of ESG metrics into executive compensation is not necessary. Accordingly, the Board of Directors recommends that stockholders vote AGAINST this stockholder proposal.
Our Board of Directors recommends that you vote “AGAINST” this stockholder proposal. Proxies will be so voted unless stockholders specify otherwise.

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4 https://www.greeleytribune.com/2018/10/11/kentucky-woman-files-discrimination-lawsuit-against-greeley-based-pilgrims-pride-corporation/
5 https://www.houstonpress.com/news/report-blames-tyson-pilgrims-pride-and-other-for-manure-in-texas-waters-8531516; https://www.environmentalintegrity.org/wp-content/uploads/2018/10/Slaughterhouse-report-2.14.2019.pdf; https://echo.epa.gov/enforcement-case-report?id=04-2016-4501
6 https://www.theguardian.com/environment/2019/jun/25/footage-chickens-big-uk-producer

HOUSEHOLDING OF STOCKHOLDER MATERIALS
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report to stockholders may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder who requests orally or by writing to our Investor Relations Department at the following address: 1770 Promontory Circle, Greeley, Colorado 80634 or by telephone (970)506-8192. Any stockholder who currently is receiving multiple copies and would like to receive only one copy for his or her household should contact his or her bank, broker or other nominee record holder.
STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to our bylaws, a stockholder must give our Secretary timely written notice in order to present a proposal (including nominations of Directors) at the 2022 annual meeting of stockholders. Such written notice must contain specified information prescribed in our bylaws and must be received at our principal executive offices by December 28, 2021 (but not before July 31, 2021). Additionally, for stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy materials for the 2022 annual meeting of stockholders, they must be received by our Secretary at our principal executive offices no later than the close of business on November 29, 2021.
ANNUAL REPORT
Our 2020 annual report is being mailed concurrently with this proxy statement. Upon written request of a stockholder, the Company will furnish without charge a copy of our 2020 Annual Report on Form 10-K, including the financial statements and financial statement schedules. If you would like to request a copy, please contact Pilgrim’s Pride Corporation, at: 1770 Promontory Circle, Greeley, Colorado 80634 Attn: Investor Relations.
In addition, our financial reports and recent filings with the SEC are available at www.sec.gov and on our website at www.ir.pilgrims.com. Information contained on our website is not part of this proxy statement.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2021
This proxy statement and the Company’s 2020 annual report are also available electronically on our hosted website. You may view these directly at: www.envisionreports.com/PPC.
To access and review the materials made available electronically:
1.Go to www.envisionreports.com/PPC.
2.Enter the 15-digit control number located on the proxy card.
3.Click “View Stockholder Material.”
We encourage you to review all of the important information contained in the proxy materials before voting.

OTHER BUSINESS
The Board of Directors is not aware of, and it is not anticipated that there will be presented at the Annual Meeting, any business other than the proposals included in this Proxy Statement. If other matters properly come before the Annual Meeting, the persons named on the accompanying proxy card will vote the returned proxies as the Board of Directors recommends.

By order of the Board of Directors,

FABIO SANDRI
Greeley, Colorado	President and
March [ ], 2021	Chief Executive Officer

Forward-Looking Statements
Statements contained in this proxy statement that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation and its management are considered forward-looking statements. Without limiting the foregoing, words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “will” and the negative thereof and similar words and expressions are intended to identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: the impact of the COVID-19 pandemic, efforts to contain the pandemic and resulting economic downturn on our operations and financial condition, including the risk that our health and safety measures at Pilgrim’s Pride production facilities will not be effective, the risk that we may be unable to prevent the infection of our employees at these facilities, and the risk that we may need to temporarily close one or more of our production facilities; the risk that we may experience decreased production and sales due to the changing demand for food products; the risk that we may face a significant increase in delayed payments from our customers; and additional risks related to COVID-19 set forth in our most recent Form 10-K and Form 10-Q filed with the SEC; matters affecting the poultry industry generally; the ability to execute the Company’s business plan to achieve desired cost savings and profitability; future pricing for feed ingredients and the Company’s products; outbreaks of avian influenza or other diseases, either in Pilgrim’s Pride’s flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim’s Pride’s products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources; restrictions imposed by, and as a result of, Pilgrim’s Pride’s leverage; changes in laws or regulations affecting Pilgrim’s Pride’s operations or the application thereof; risks relating to litigation, including litigation relating to alleged antitrust violations or arising in the ordinary course of business or otherwise; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that could cause the costs of doing business to increase, cause Pilgrim’s Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim’s Pride’s largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including anti-dumping proceedings and countervailing duty proceedings; and the impact of uncertainties of litigation and other legal matters described in our most recent Form 10-K and Form 10-Q, including the In re Broiler Chicken Antitrust Litigation, as well as other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and subsequent filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date hereof, and the Company undertakes no obligation to update any such statement after the date of this proxy statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Annex A
Reconciliation of GAAP Information to Non-GAAP Financial Measures
The following reconciles the GAAP information to the Non-GAAP financial measure included in this proxy statement for the fiscal year 2020:

Reconciliation of Adjusted EBITDA	Amount
(In thousands)
Net income	$95,070
Add:
Interest expense, net	118,813
Income tax expense	66,755
Depreciation and amortization	337,104
EBITDA	617,742
Add:
Foreign currency transaction loss	760
Transaction costs related to acquisitions	134
DOJ agreement	110,524
Nonrecurring legal settlement	75,000
Restructuring activities	123
Hometown Strong commitment	15,000
Minus:
Negative adjustment to the previously recognized gain on bargain purchase	(3,746)
Shareholder litigation settlement	34,643
Net income attributable to noncontrolling interest	313
Adjusted EBITDA	$788,073
The following table excludes the operating results of PPL:

Reconciliation of PBT Margin	Amount
(In thousands, except percentage data)
Income before tax, as reported	$161,825
Income before tax, PPL operations	11,160
Income before tax, excluding PPL operations	150,665
Add:
DOJ agreement	110,524
Nonrecurring legal settlement	75,000
Income before tax, adjusted	336,189

Net sales, as reported	12,091,901
Net sales, PPL operations	1,363,290
Net sales, excluding PPL operations	$10,728,611
Income before tax, adjusted, as a percent of net sales	3.13%

Annex B
Proposed Amendment to Pilgrim’s Pride Corporation
Amended and Restated Certificate of Incorporation
Set forth below are proposed changes to Article V, Section 5.2 of the Company’s Amended and Restated Certificate of Incorporation. Addition of new text is indicated in bold.
ARTICLE V
DIRECTORS
    Section 5.1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
    Section 5.2. Number; Composition and Term of Office.
    (a) Subject to Section 5.2(b), the number of directors shall be nine (9).
(b) The Board shall consist of six (6) JBS Directors, two (2) Equity Directors and one (1) Founder Director; provided that, if at any time the beneficial ownership by the JBS Stockholder of the issued and outstanding Common Stock as a percentage of the total issued and outstanding Common Stock changes to an amount set forth below, then there shall be the following changes in the composition of the Board:

% Owned by the JBS Stockholder	No. of JBS Directors	No. of Equity Directors	No. of Founder Directors
≥ 90%	8	0	1
≥ 80% but < 90%	7	1	1
≥ 50% but < 80%	6	2	1
≥ 40% but < 50%	5	3	1
≥ 35% but < 40%	4	4	1
> 10% but < 35%	3	5	1
≤ 10%	0	8	1
provided that, upon the occurrence of the Founder Triggering Event, there shall no longer be a Founder Director on the Board, and the number of Equity Directors on the Board as set forth above shall be increased by one (1); provided further that during the Exchange Period (defined in Section 8.2(a)) there shall be at least two (2) Equity Directors; provided further that, if applicable law or, at any time while the Corporation’s equity securities are traded on an Exchange, the rules of such Exchange require a greater number or proportion of independent directors on the Board, then
(i) if the JBS Stockholder beneficially owns at least 50% of the issued and outstanding Common Stock, then, at the option of the JBS Nominating Committee, either (A) one or more of the then-existing JBS Directors who are not independent directors shall be replaced with one or more JBS Directors who are independent directors such that, after such replacement, the number or proportion of independent directors on the Board will comply with such requirement or (B) the number of directors on the Board shall be increased by two (2) and the vacancies created by such increase shall be filled with persons designated by the JBS Nominating Committee who are independent directors such that the number or proportion of independent directors on the Board will comply with such requirement; or
(ii) if the JBS Stockholder beneficially owns less than 50% of the issued and outstanding Common Stock, then one or more of the then-existing JBS Directors who are not independent directors shall be replaced with one or more JBS Directors who are independent directors such that, after such replacement, the number or proportion of independent directors on the Board will comply with such requirement.

Notwithstanding anything in this Section 5.2(b) or Article XIII to the contrary, so long as the JBS Stockholder beneficially owns at least 80% of the issued and outstanding Common Stock, the JBS Nominating Committee may choose to maintain only six (6) JBS Directors on the Board, in which case there shall be two (2) Equity Directors and one (1) Founder Director on the Board.
In the event that the size of the Board is expanded pursuant to this Section 5.2, no person shall be nominated or appointed as a director if the Equity Nominating Committee reasonably determines that such person (A) is unethical or lacks integrity or (B) is a competitor or is affiliated with a competitor of the Corporation or any of its material subsidiaries. As used in this Certificate of Incorporation, a Person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any Common Stock which such Person or any of such Person’s Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 of the Exchange Act; provided, however, that beneficial ownership by the JBS Stockholder will not include shares of Common Stock held by members of a “group” (as that term is used in Rule 13d-5 under the Exchange Act) other than JBS USA and its Affiliates.
(c) At each annual meeting of stockholders, each director elected to succeed a director whose term expires shall be elected for a term of office to expire at the next annual meeting of stockholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified or until the earlier of his or her death, resignation or removal in accordance with this Certificate of Incorporation and the Bylaws. The election of directors need not be by written ballot unless the Bylaws so provide. Directors need not be stockholders.

Pilgrim's

VOTE

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposals 1 and 2 and FOR Proposals 3, 4 and 5 (Company proposals). The Board of Directors recommends a vote AGAINST Proposals 6, 7 and 8 (stockholder proposals).

+

1. Election of JBS Directors: 01 - Gilberto Tomazoni 02 - Wallim Cruz De Vasconcellos Junior 03 - Vincent Trius 04 - Andre Nogueira de Souza 05 - Farha Aslam 06 - Joanita Koraleski

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06
☐	☐	☐	☐	☐	☐

2. Election of Equity Directors: 01 - Michael L. Cooper 02 - Arquimedes A. Celis 03 - Ajay Menon

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03
☐	☐	☐

	For	Against	Abstain
3. Advisory vote to approve executive compensation.	☐	☐	☐
4. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021.	☐	☐	☐
5. Approve an amendment to the amended and restated Certificate of Incorporation.	☐	☐	☐
6. A stockholder proposal to provide a report regarding the reduction of water pollution.	☐	☐	☐
7. A stockholder proposal to provide a report on human rights due diligence.	☐	☐	☐
8. A stockholder proposal to integrate ESG metrics into executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

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0375ZF

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Pilgrim's Pride Corporation

1770 Promontory Circle
Greeley, CO 80634

This Proxy is Solicited on Behalf of the Board of Directors of Pilgrim's Pride Corporation (the "Company") for the Annual Meeting of Stockholders on April 28, 2021.

The undersigned hereby appoints Gilberto Tomazoni and Fabio Sandri as proxies, each with the power to appoint his substitute, and hereby authorizes them and each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Pilgrim's Pride Corporation held of record by the undersigned on March 9, 2021, at the annual meeting of stockholders to be held on Wednesday, April 28, 2021, or at any adjournment thereof. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting of Stockholders.

UNLESS OTHERWISE SPECIFIED ON THIS PROXY, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSALS 1 AND 2, "FOR" PROPOSALS 3, 4 AND 5, AND "AGAINST" PROPOSALS 6, 7 AND 8. DISCRETION WILL BE USED WITH RESPECT TO SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE EXECUTE THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE OR VOTE ONLINE OR BY PHONE AS INSTRUCTED HEREIN.

(Continued and to be signed on reverse side.)

C Non-Voting Items

Change of Address — Please print new address below.